As filed with the Securities and Exchange Commission on March 6, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___)
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Continental Building Products, Inc.
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CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

March , 2019
To Our Stockholders:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Continental Building Products, Inc. The Annual Meeting will be held on Wednesday, May 1, 2019, at 8:30 a.m., local time, at our corporate headquarters located at 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.
We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.
In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2018, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2018 Annual Report on Form 10-K on the Company's website at www.continental-bp.com.
Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See "About the Annual Meeting-How do I vote by proxy?" in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting electronically on the Internet or by telephone does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.
We look forward to seeing you at the Annual Meeting.

Sincerely,

James Bachmann
President and Chief Executive Officer

CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 1, 2019

The Proxy Statement and accompanying Annual Report to Stockholders are available at: http://materials.proxyvote.com/211171

TIME AND DATE		8:30 a.m., local time, on Wednesday, May 1, 2019

LOCATION		Continental Building Products, Inc. 12950 Worldgate Drive, Suite 700 Herndon, Virginia 20170

ITEMS OF BUSINESS	1.	To elect the four directors named in the Proxy Statement to hold office until the 2020 annual meeting;

	2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019;

	3.	To approve, on an advisory basis, the compensation of the Company's named executive officers; and
	4.	To approve amendments to the Company's Amended and Restated Certificate of Incorporation to remove supermajority voting standards.

Stockholders will also act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE		The stockholders of record at the close of business on March 8, 2019 may attend and will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

PROXY STATEMENT

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary is not a complete description, and you should read this entire proxy statement before voting.

ANNUAL MEETING

Time and Date:	8:30 a.m., local time, on Wednesday, May 1 2019

Place:	Continental Building Products, Inc.
	12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170

Record Date:	March 8, 2019

Voting:	Stockholders on the record date are entitled to one vote per share on each matter to be voted upon at the annual meeting.

VOTING ITEMS AND BOARD RECOMMENDATIONS
Item				Board Recommendation		Page Reference

Proposal 1	Election of Directors			For all nominees		5

Proposal 2	Ratification of the Appointment of Ernst & Young LLP			For		6

Proposal 3	Advisory Vote to Approve the Compensation of the Company's Named Executive Officers			For		7

Proposal 4	Approval of Amendments to our Amended and Restated Certificate of Incorporation to Remove Supermajority Voting Standards			For		8

BOARD OF DIRECTORS

The following table provides summary information about each director nominee as of March 8, 2019.
				Board Committees(1)
Name	Director Since	Occupation and Experience	Independent	AC	CC	NCGC

James Bachmann	2015	President and CEO of the Company with deep understanding of the Company's business and the industry	No

Michael Keough	2016	Retired Executive with significant experience as a President and Chief Executive Officer and in manufacturing/industry	Yes	•		•

Ira Strassberg	2017	Senior finance executive with deep knowledge of real estate finance and the multi-family housing sector	Yes	•

Chantal Veevaete	2016	Retired Executive with extensive human resources, talent management and succession planning experience	Yes		•	•

(1) AC - Audit Committee; CC - Compensation Committee; NCGC - Nominating and Corporate Governance Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a matter of good governance, we are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

EXECUTIVE COMPENSATION

Our Board is asking that our stockholders vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. The vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers. Please read "Compensation Discussion and Analysis."

AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

We are asking stockholders to approve certain amendments to the Company's Amended and Restated Certificate of Incorporation, including in particular (1) removal of the supermajority voting standard for stockholder approval of amendments to the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and (2) removal of the supermajority voting standard for removal of directors.

ABOUT THE ANNUAL MEETING
We are providing these proxy materials in connection with the 2019 Annual Meeting of Stockholders of Continental Building Products, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company's 2018 Annual Report on Form 10-K were first mailed to stockholders on or about March , 2019. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to "Continental Building Products," "our company," "the Company," "us," "we" and "our" refer to Continental Building Products, Inc. and its consolidated subsidiaries.
Who is soliciting my vote?
The Board of Directors of the Company is soliciting your vote in connection with the 2019 Annual Meeting of Stockholders.
What is the purpose of the Annual Meeting?
The meeting will be the Company’s regular Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the four directors named in the Proxy Statement to hold office until the 2020 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3.	Advisory vote to approve the compensation of the Company's named executive officers; and

4.	Amendment of the Company's Amended and Restated Certificate of Incorporation of the Company to remove supermajority voting standards.
Stockholders will also act upon such other business that may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote?
The Board of Directors recommends a vote:

1.	For the election of James Bachmann, Michael Keough, Ira Strassberg and Chantal Veevaete, as directors to hold office until the 2020 annual meeting;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3.	For the approval, on an advisory basis, of the compensation of the Company's named executive officers; and

4.	For the approval of the proposed amendments to the Company's Amended and Restated Certificate of Incorporation of the Company identified in Proposals 4(a) and 4(b).
Who is entitled to vote at the Annual Meeting?
The Board of Directors set March 8, 2019 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.
Who is entitled to attend the Annual Meeting?
Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver's license, state identification or passport). If a stockholder's shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.
The use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.
How many votes can be cast by stockholders?
Each share of common stock is entitled to one vote. There is no cumulative voting. There were shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a "quorum." Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A "broker non-vote" is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.
How many votes are required to elect directors and approve the other proposals?
Directors are elected under a majority voting standard in uncontested director elections (i.e. an election where the number of candidates does not exceed the number of directors to be elected). The election of directors at the Annual Meeting constitutes an uncontested director election. Under a majority voting standard in uncontested director elections, the number of shares voted "for" a nominee's election must exceed the number voted "against" that nominee's election. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will not affect the outcome of the election of directors.
In respect of proposals 2 and 3, to be approved, each such proposal must receive the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal. Abstentions have the same effect as a vote against either such proposal. Broker non-votes will not affect the outcome of either such proposal, although brokers do have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.
The results of the advisory vote on the compensation of the Company's named executive officers are not binding on the Board of Directors.
In respect of proposals 4(a) and 4(b), to be approved, each such proposal must receive the affirmative vote of no less than 66 2/3% of the number of shares of common stock outstanding and entitled to vote on the proposals. Abstentions and broker non-votes have the same effect as a vote against either such proposal.
How do I vote by proxy?
You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you are a stockholder of record and you return your signed proxy card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. Similarly, if you vote electronically on the Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors for the matters on which you do not vote. In connection therewith, the Board of Directors has designated James Bachmann and Timothy Power as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instructions. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.
If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of independent registered public accounting firms. However, brokers do not have the discretion to vote on the election of directors or the other matters that will come before the Annual Meeting.

Who pays for the proxy solicitation and how will the Company solicit votes?
The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company's directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet or by telephone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect four directors to serve on the Board of Directors. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than 15 directors with the exact number to be determined from time to time by resolution adopted by the Board of Directors. The Board currently consists of seven directors. The Company's Amended and Restated Certificate of Incorporation currently divides the Board of Directors into three classes with the terms of office of the directors of each Class based on class. The terms of directors in Classes I and II presently end at the Annual Meeting, and the terms of directors in Class III presently end at the annual meeting in 2020. Class I currently has two directors, Class II currently has two directors and Class III currently has three directors. Prior to the Company's 2018 annual meeting, directors were elected for three year terms. However, beginning with the 2018 annual meeting, by the terms of the Company's Amended and Restated Certificate of Incorporation, directors are elected to serve for one year terms, with the full board being elected annually beginning with the 2020 annual meeting of stockholders, eliminating the classified board.
The Board of Directors has nominated Michael J. Keough and Chantal D. Veevaete for election as Class I directors to serve one-year terms expiring at the 2020 annual meeting, and James Bachmann and Ira Strassberg as Class II directors to serve one-year terms expiring at the 2020 annual meeting. When elected, a director serves until his or her successor has been duly elected and qualified or until such director's earlier resignation or removal. Please see "The Board of Directors and Its Committees" below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.
Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holders may determine or just for the remaining nominees, leaving a vacancy. Alternatively, the Board of Directors may reduce its size. The Company is not aware that any of the nominees will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.
Directors are elected by a majority of the votes cast. This means that the number of shares voted "for" a director must exceed the number voted "against" that director. Abstentions and broker non-votes will not affect the outcome of the election of directors.
Pursuant to the Company's Principles of Corporate Governance, any nominee for director in an uncontested election who is not elected by a majority of the votes cast is expected to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept the resignation offer or whether other action should be taken, and the Board of Directors will then make its decision. In determining what action to recommend and whether to accept the resignation, the Nominating and Corporate Governance Committee and the Board of Directors, as applicable, will consider all factors they consider to be relevant. See "Corporate Governance - Majority Voting for Directors."
The Board of Directors unanimously recommends that you vote FOR all Nominees.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee has selected Ernst & Young LLP to audit the consolidated financial statements of the Company as of December 31, 2019, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young.
The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisers and consultants. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company's Amended and Restated Certificate of Incorporation nor the Company's Bylaws require that stockholders ratify the appointment of Ernst & Young as the Company's independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company's stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young, but may, nonetheless, retain Ernst & Young as the Company's independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.
The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company's independent registered public accounting firm for the year ending December 31, 2019. Abstentions have the same effect as a vote against the proposal.
The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company's independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL NO. 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Act and related rules of the Securities and Exchange Commission, which we refer to as the SEC, we are providing stockholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the Company's accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the executive compensation tables and accompanying narrative discussion contained in this proxy statement. The Compensation Committee of the Board of Directors believes our executive compensation program is reasonable and aligned with stockholder interests.
The vote on our executive compensation programs is advisory and non-binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.
Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:
"RESOLVED, that Continental Building Products, Inc.'s stockholders hereby approve the compensation paid to the company's executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement."
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers.

PROPOSAL NO. 4 - APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING STANDARDS
After careful consideration and upon the recommendation of the Nominating and Corporate Governance Committee, the Board voted to approve, and to recommend to our stockholders that they approve, amendments to our Amended and Restated Certificate of Incorporation (the "Certificate") to remove the supermajority voting standards currently in the Certificate and provide for majority voting standards, and to adopt certain other immaterial amendments to the Certificate, each as described below (collectively, the "Proposed Certificate Amendments"). The Proposed Certificate Amendments are set forth in Proposal No. 4(a) and Proposal No. 4(b) below. The vote required to approve each of the Proposed Certificate Amendments is discussed below. Approval of either Proposal is not conditioned upon approval of the other Proposal.
Our Certificate currently contains the following supermajority voting provisions:

•
Future Amendments to the Certificate and Bylaws. The Certificate states that a supermajority vote is necessary for stockholders to adopt, amend or repeal any provision of the Certificate or the Amended and Restated Bylaws (as amended, the "Bylaws"). Proposal No. 4(a) proposes to amend the Certificate so that future stockholder-approved amendments to the Certificate or the Bylaws require approval of a majority of the voting power of the stock outstanding and entitled to vote thereon.

•
Removal of Directors. The Certificate states that a supermajority vote is necessary for stockholders to remove directors. Proposal No. 4(b) proposes to amend the Certificate so that the removal of a director or the entire Board will be governed by the applicable threshold under the Delaware General Corporation Law, which is a majority vote standard.

In addition, the Proposed Certificate Amendments include certain immaterial changes that are described below.
Reasons for the Proposed Certificate Amendments
As a part of our ongoing review of our corporate governance, the Board determined that it is in the best interests of the Company and our stockholders to remove the supermajority voting standards in our Certificate and provide for majority voting standards.
The Board recognizes that supermajority voting standards are intended to protect against self-interested action by large stockholders by requiring broad stockholder support for certain types of governance changes or corporate actions. The Board also recognizes that many investors and others have begun to view supermajority voting provisions as conflicting with principles of good corporate governance. For example, some stockholders and commentators argue that supermajority voting standards should be eliminated due to a perception that they could limit a board’s accountability to stockholders or stockholder participation in a company’s corporate governance by allowing the holders of a minority of shares to block action deemed desirable by the holders of a majority of the shares. In addition, in the course of our regular discussions with our stockholders, a number of stockholders indicated to Company representatives that they supported the removal of the supermajority provisions. It is important to note that if the Proposed Certificate Amendments are approved, they could make it easier for stockholders to effect other corporate governance changes in the future.
After considering the advantages and disadvantages of maintaining supermajority voting standards in the Certificate, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board adopted resolutions setting forth the Proposed Certificate Amendments, declaring the Proposed Certificate Amendments advisable, and resolving to submit them to the Company’s stockholders for consideration with the recommendation that stockholders approve the Proposed Amendments.

The Proposed Certificate Amendments
Proposal No. 4(a): Removal of Supermajority Voting Standards for Stockholder Approval of Future Amendments to the Certificate and Bylaws
Description of Amendment. Currently, Section 9.1 of Article IX of the Certificate states that in order for stockholders to adopt, amend or repeal any provision of the Certificate, that action must be approved by the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class. Section 9.2 of Article IX states that in order for stockholders to adopt, amend or repeal any provision of the Bylaws, that action must be approved by the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class.
This Proposal 4(a) requests that stockholders approve amendments to the Certificate that replace the references to "66 2/3%" in Sections 9.1 and 9.2 of Article IX with a "majority." As a result, any future action by stockholders to adopt, amend or repeal any provision of the Certificate or Bylaws, as amended, would require approval by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class.
In addition, the Board has approved a conforming amendment to Section 9.1 of the Bylaws, which, like the Certificate, currently provides that stockholders can adopt, amend or repeal any provision of the Bylaws only if that action is approved by the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class. The Bylaw amendment would replace this supermajority voting provision with the same majority voting standard proposed for Section 9.2 of Article IX of the Certificate, but will become effective only if stockholders approve the Proposed Certificate Amendments set forth in this Proposal 4(a).
Vote Required to Approve. Under the existing supermajority provision in the Certificate, the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon is required to approve this Proposal 4(a).
Proposal No. 4(b): Removal of Supermajority Voting Standard for Removal of Directors
Description of Amendment. Currently, Section 5.2(c) of Article V of the Certificate states that any director or the entire Board may be removed from office, only for cause, upon the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon.
This Proposal 4(b) requests that stockholders approve an amendment to the Certificate that removes this supermajority voting provision. The amendment also deletes the remainder of Section 5.2(c), which includes a legacy provision relating to the director removal rights of the Company’s former controlling stockholder, the Lone Star Entities (as defined in the Certificate). With the deletion of Section 5.2(c) of the Certificate, the removal of directors by stockholders will be governed by the default provision under the Delaware General Corporation Law, which requires the vote of a majority of the shares then entitled to vote at an election of directors and provides for removal with or without cause where a board of directors is not classified. By the terms of the Company’s Certificate, the full Board will be elected annually beginning with the 2020 Annual Meeting of Stockholders, eliminating the classified board.
Proposal 4(b) also includes additional immaterial changes that remove other legacy provisions relating to the Lone Star Entities that are no longer applicable (collectively, the "Legacy Provisions"). In addition to the language of Section 5.2(c) described above, the Legacy Provisions address the Lone Star Entities’ ability to fill vacancies on the Board (Section 5.2(b)) and to act by written consent (Article VI), as well as other provisions regarding fiduciary duties (Section 10.2) and corporate opportunities (Article XI) specific to representatives of the Lone Star Entities while they served on the Board, and the effective time of the Certificate (Article XIII). The Lone Star Entities do not (to the Company’s knowledge) beneficially own any shares of the Company’s common stock, and the Lone Star Entities do have any representatives serving on the Board.
In addition, the Board has approved a conforming amendment to Section 3.4(b) of Article III of the Bylaws, which, like the Certificate, currently requires a 66 2/3% vote for stockholders to remove directors. This Bylaw amendment will become effective only if stockholders approve the Proposed Certificate Amendments set forth in this Proposal 4(b).
Vote Required to Approve. Under the existing supermajority provision in the Certificate, the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon is required to approve this Proposal 4(b).
Additional Information
The full text of the Proposed Certificate Amendments, in each case marked to show the proposed deletions and insertions, is set forth in Appendix A to this Proxy Statement. Deletions are indicated by strike-out and insertions are indicated by underlining. The general description of provisions of our Certificate and the Proposed Certificate Amendments set forth herein are qualified in their entirety by reference to the text of Appendix A.

If the Proposed Certificate Amendments included in either or both of Proposals 4(a) and 4(b) are approved by our stockholders, the approved amendments will become effective upon the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, which is expected to occur after our 2019 Annual Meeting of Stockholders. However, if the Company’s stockholders approve the Proposed Certificate Amendments, the Board retains discretion under Delaware law not to implement the approved amendments. If the Board exercises this discretion, it will publicly disclose that fact and the reason for its determination. As noted above, the Board has also approved conforming amendments to the Bylaws, contingent upon stockholder approval and implementation of the Proposed Certificate Amendments. If the Proposed Certificate Amendments included in either or both of Proposals 4(a) and 4(b) are not approved by stockholders, the Proposed Certificate Amendments that are not approved by stockholders will not be implemented and the Company’s current voting standards relating to the Proposed Certificate Amendments that were not approved will remain in place and the conforming amendments to the Bylaws will not become effective.
The Board of Directors unanimously recommends that you vote FOR the amendment of the Amended and Restated Certificate of Incorporation to Approve the Proposed Certificate Amendments.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company's business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors' membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board's overall composition and the Company's current and future needs.
The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and acumen, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. The Nominating and Corporate Governance Committee also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates and how they would contribute to the overall composition of the Board. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity across these measures as part of evaluating the composition of the Board. The Nominating and Corporate Governance Committee may also consult with outside advisers or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by stockholders, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and interviewed by other Board or management representatives. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. For incumbent directors, the factors also include past performance on the Board of Directors and its committees. With regard to procedures for stockholder nominations of director candidates, please see the requirements described below under "Stockholder Proposals."
The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company's needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under "Committees of the Board of Directors-Nominating and Corporate Governance Committee" below.
Our Board has established a tenure limitation by which no Board member may serve as a director for more than nine consecutive years and an age limitation by which no Board member may commence a term as director after attaining the age of 72.
The following table sets forth the names, ages and background information of the nominees for election as director and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual's specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The individuals who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.
Nominees

Michael Keough	Age 67	Class I
Mr. Keough has been a member of our Board of Directors since March 2016. From November 2012 through January 2016, Mr. Keough served as President and Chief Executive Officer of Stronghaven Inc., a manufacturer of high-impact, cost effective packaging, displays and signage solutions. From May 2010 through November 2012 Mr. Keough was a principal in the Keough Group, LLC, a consulting firm. From January 2005 through May 2010 Mr. Keough was President and Chief Executive Officer of Caraustar Industries, a manufacturer of paperboard and paperboard products, and from March 2002 to December 2004, he served as Senior Vice President and Chief Operating Officer of Caraustar Industries. Prior to Caraustar Industries, Mr. Keough worked for 16 years at Gaylord Container Corporation where he held various positions, ultimately serving as President and Chief Operating Officer.
Mr. Keough brings broad operating experience to the Board of Directors developed over 40 years in manufacturing. His experience provides valuable insights into a wide variety of operational and management issues we may face.

Chantal D. Veevaete	Age 61	Class I
Ms. Veevaete has been a member of our Board of Directors since March 2016. From May 2012 through December 2014, Ms. Veevaete served as Senior Vice President, Human Resources of Phillips 66, a diversified energy and logistics company, and prior to that she served as Designated Leader, Human Resources with ConocoPhillips, where she helped implement the separation of Phillips 66 from ConocoPhillips. From April 2009 through January 2012, Ms. Veevaete served as Vice President, Human Resources of Chevron Phillips Chemical, a chemical producer jointly owned by Chevron and Phillips 66. From August 2005 through February 2009, Ms. Veevaete served as Vice President, Human Resources of Medco Health Solutions (Accredo Health Division).
Ms. Veevaete brings a significant level of expertise in human resources, talent management and succession planning to the Board developed over more than 25 years in business. Her expertise provides valuable insights to the board on these matters, as well as insights into day-to-day operational management of the business.

James Bachmann	Age 50	Class II
Mr. Bachmann has served as our President and Chief Executive Officer since January 2015 and has been a member of our Board of Directors since March 2015. Mr. Bachmann served as our Chief Financial Officer from January 2014 to May 2015 and also briefly served as our interim Chief Executive Officer from November 2014 to January 2015. Prior to becoming our Chief Financial Officer in January 2014, Mr. Bachmann served as Chief Financial Officer of Lafarge USA and co-Chief Financial Officer of Lafarge North America Inc., or Lafarge, from November 2012 through December 31, 2013. He served as Senior Vice President Finance - Investor Relations of Lafarge S.A. from January 2008 through October 2012, Senior Vice President and Controller of Lafarge from November 2005 to June 2006, Vice President Finance - Aggregates, Concrete, and Asphalt Division of Lafarge from February 2004 to November 2005, Vice President Controller of the Gypsum Division of Lafarge from May 2002 to February 2004, and worked at Arthur Andersen from September 1990 to April 2002. Mr. Bachmann received a BSBA from Georgetown University.
As our President and Chief Executive Officer, Mr. Bachmann brings a deep understanding of our business, industry, operations, and strategic planning to the Board. Mr. Bachmann also has extensive institutional knowledge gained through his more than 11 years of experience with Lafarge and Lafarge SA. Mr. Bachmann’s service also provides a direct and open channel of communication between the Board and senior management.

Ira S. Strassberg	Age 52	Class II
Mr. Strassberg has been a member of our Board of Directors since March 2017. Since January 2018, Mr. Strassberg has served as Deputy Chief Financial Officer for Cantor Fitzgerald, a global financial services firm, and he has served as Chief Financial Officer for Cantor Commercial Real Estate Company L.P. (CCRE), a commercial real estate finance firm, since 2014. He has served as Executive Treasurer since January 2018, and as Chief Financial Officer from 2012 through January 2018, for Newmark Knight Frank Multifamily Capital Markets (formerly known as Berkeley Point Capital LLC,) a commercial real estate finance firm specializing in multifamily housing. From 2008 to 2012 Mr. Strassberg served as Senior Vice President and Multifamily Chief Financial Officer for Fannie Mae. From 2006 to 2008 Mr. Strassberg served as Chief Financial Officer for Walker & Dunlop, a commercial real estate financial services provider.
Mr. Strassberg brings a significant level of financial and accounting expertise to the Board, particularly focused on the real estate and financial services industries. His public company experience and deep knowledge of real estate finance provide valuable insight into the reporting requirements faced by public companies in the Company's sector.

Continuing Directors

Edward Bosowski	Age 64	Class III
Mr. Bosowski has been a member of our Board of Directors since February 2014 and began serving as Chairman of the Board in March 2016. Mr. Bosowski worked for USG Corporation (USG), the largest manufacturer of gypsum wallboard in the United States, for over 30 years. His final position at USG was Executive Vice President, Chief Strategy Officer, and President and CEO of USG's international subsidiary, positions he held from 2006 to 2008. From 2001 to 2006, his responsibilities included being a member of the Office of the President for USG Corporation and several direct reporting relationships, including USG's distribution subsidiary, its international subsidiary and various staff functions. From 1996 to 2001, he served as Executive Vice President of Sales and Marketing for the domestic gypsum business and became President and CEO of the North American Gypsum Business Unit. After joining USG in 1976, Mr. Bosowski held various positions and leadership roles in several operations and staff functions, including finance, marketing, supply chain, information technology, research and development, engineering, technical services, and business development.
Mr. Bosowski brings a significant level of industry experience to the Board, developed during his more than 30 years in the gypsum industry. His extensive expertise and broad leadership roles in the North American gypsum industry provide valuable insight and guidance.

Michael O. Moore	Age 68	Class III
Mr. Moore has been a member of our Board of Directors since February 2014. Mr. Moore is the Chief Operating Officer of Tervis Tumbler Company, a manufacturer of drinkware, a position he has held since August 2017. Mr. Moore served as Chief Financial Officer of Forman Mills, a retail chain and department store, from October 2016 to August 2017. Until August 2014, Mr. Moore served as Executive Vice President, Chief Financial Officer and Assistant Secretary of Ruby Tuesday, Inc., a national owner, operator or franchisor of casual dining restaurants, a position he held since April 2012. Prior to joining Ruby Tuesday, Mr. Moore was employed with Sun Capital Partners as Executive Vice President and Chief Financial Officer of Pamida Stores from February 2009 to March 2012 and as Interim Chief Financial Officer of Kellwood, Inc. from November 2008 to February 2009. Prior to his tenure with Sun Capital Partners, Mr. Moore served as Executive Vice President and Chief Financial Officer of Advanced Auto Parts from December 2005 to February 2008. Additionally, prior to December 2005, among other positions, Mr. Moore served as Executive Vice President and Chief Financial Officer of The Cato Corporation and as Senior Vice President and Chief Financial Officer of Bloomingdales.
Mr. Moore brings a significant level of financial and accounting expertise to the Board developed during his more than 30-year career. Mr. Moore's wealth of public company experience provides valuable insight regarding public company reporting matters, as well as insight into management’s day-to-day duties and responsibilities.

Jack Sweeny	Age 72	Class III
Mr. Sweeny has been a member of our Board of Directors since February 2014. Mr. Sweeny worked for Temple-Inland, Inc., a leading building products company, for 40 years. His final position at Temple-Inland was Group Vice President of Temple-Inland, a position he held from 2002 to 2010. Prior to becoming Group Vice President, Mr. Sweeny served as Vice President of Forest Operations from 1995 to 2002 and as Vice President of Operations from 1984 to 1995. After joining Temple-Inland in 1970, Mr. Sweeny held various positions and leadership roles at the company, including managing its marketing department.
Mr. Sweeny brings broad industry expertise to the Board of Directors developed during his 40 years in the building products industry, including experience with all aspects of the gypsum wallboard manufacturing process. His experience provides valuable insight and guidance to the Board on the building products industry as a whole.

Director Skills and Experience
The following matrix shows the most significant skills and qualifications that each director possesses.

	Senior Executive	Operations	Finance	Sales and Marketing	Gypsum/Paper Industry	Human Resources
James Bachmann	✓	✓	✓	✓	✓	✓
Ed Bosowski	✓	✓	✓	✓	✓
Mike Keough	✓	✓		✓	✓
Michael Moore	✓	✓	✓			✓
Ira Strassberg	✓		✓
Jack Sweeny	✓	✓		✓	✓
Chantal Veevaete	✓					✓
Meetings of the Board of Directors
The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held 11 meetings in fiscal 2018. All directors attended at least 75% of all meetings of the Board of Directors and of the committees thereof on which they served during the year. The Board of Directors has a policy that directors are encouraged to attend the annual meetings of stockholders. All of our directors attended the 2018 annual meeting of stockholders.
Director Compensation
As set forth in its charter, the Compensation Committee is responsible for reviewing the compensation of our non-employee directors and recommending any changes in such compensation to the Board as appropriate. In accordance with this authority, the Compensation Committee has engaged an independent compensation consultant, Aon, to provide advice on matters related to director compensation.
For 2018, each of our non-employee directors received an annual cash retainer of $50,000, except that our non-executive chairman received an annual cash retainer of $112,500. Our non-employee directors also received an annual fee of $7,000 for service as a member of a committee, other than the Audit Committee, the members of which received an annual fee of $10,000. The chair of the Audit Committee received an additional $15,000 annual fee, the chair of the Compensation Committee received an additional $12,000 annual fee, and the chair of the Nominating and Corporate Governance Committee received an additional $10,000 annual fee, for service as chairperson of each such committee of the Board. Cash fees are paid quarterly in arrears. Non-employee directors also received an annual equity grant, with a target value of $75,000. These annual equity grants are made in the form of restricted stock units, which vest on the first anniversary of the grant date. The Company does not provide pensions, medical benefits or other benefit programs to non-employee directors. Directors who are also members of management are not separately compensated for their services as a director.

The table below sets forth the compensation earned by each of the Company’s non-management directors during 2018:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Edward Bosowski	126,500	71,550	198,050
Michael Keough	67,000	71,550	138,550
Michael O. Moore	72,000	71,550	143,550
Ira Strassberg	60,000	71,550	131,550
Jack Sweeny	70,000	71,550	141,550
Chantal Veevaete	69,000	71,550	140,550

(1)
Represents the aggregate grant date fair value of restricted stock unit, or RSU, awards granted on February 21, 2018 under our Amended and Restated 2014 Stock Incentive Plan. These values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC 718, based on the closing price of our common stock on the grant dates.

As of December 31, 2018, Messrs. Bosowski, Keough, Moore, Strassberg and Sweeny and Ms. Veevaete each held an aggregate of 2,650 unvested RSUs. In addition, as of that date, Messrs. Bosowski, Moore and Sweeny each held 2,500 stock options (all of which were exercisable).
2019 Director Compensation Program
In November of 2018, our Compensation Committee reviewed our non-employee director compensation program. In conducting this review, the Compensation Committee, in consultation with Aon, compared our director compensation program to the same industry peer group discussed in further detail below under "Compensation Discussion and Analysis - General Industry Peer Group." Based on the information provided by Aon, our Compensation Committee determined that our non-employee directors' total annual compensation (consisting of cash and equity-based compensation) was between the 25th and 50th percentile of the Company's peer group. Because the non-employee director compensation for the Company was considered to be consistent with the Company's annual revenue size compared to its peer group, in accordance with our compensation philosophy, the Compensation Committee recommended and the Board approved the decision to make no changes to the 2019 non-employee director compensation program.
Director Independence
Pursuant to the Company's Principles of Corporate Governance and New York Stock Exchange or NYSE Rules, a majority of the Board of Directors shall consist of independent directors. Currently, all members of the Board of Directors are independent, other than Mr. James Bachmann, our President and Chief Executive Officer. The Board of Directors has affirmatively determined that each of Messrs. Bosowski, Keough, Moore, Strassberg and Sweeny and Ms. Veevaete is independent under the NYSE rules. The NYSE’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.
Board Leadership Structure
The Company's Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by an independent Chairman, Mr. Bosowski. The Board has determined, at this time, that having an independent Chairman provides significant advantages to the Board, as it allows our Chief Executive Officer to focus on the Company's day-to-day operations, while allowing the Chairman to lead our Board of Directors in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with flexibility to determine whether the two roles should be combined in the future based on our company's needs and our Board of Directors' assessment of our leadership structure from time to time.

The Board's Role in Risk Oversight
The Board of Directors oversees the Company's risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board's involvement in setting the Company's business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board's and management's consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company's strategy and the implementation of that strategy, including financial, legal/compliance, operational, strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.
While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company's practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls and cybersecurity, and discusses the Company's risk profile with the Company's independent registered public accounting firm. In addition, the Audit Committee oversees the Company's compliance program with respect to legal and regulatory requirements, including the Company's Code of Ethics and Business Conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management's assessment of the risk associated with the Company's compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company's compensation programs. Finally, the Nominating and Corporate Governance Committee oversees risks associated with the independence of directors and Board nominees and the Company's corporate governance. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.
Succession Planning and Leadership Development
One of our Board's primary responsibilities is to confirm that we have the appropriate management talent to successfully pursue our strategies. The directors regularly discuss management succession with the CEO and during the Board's executive sessions. The Board reviews candidates for all senior management positions, reviews succession plans for senior management positions and confirms that development plans are in place to strengthen the skills and qualifications of identified successor candidates. Our non-executive Chairman of the Board oversees the process for CEO succession and leads, at least annually, the Board’s discussion of CEO succession planning. Our CEO provides the Board with recommendations for and evaluations of potential CEO successors and reviews with the Board development plans for these successors. Directors engage with potential CEO and senior management talent at Board and committee meetings and in less formal settings to enable directors to personally assess candidates. The Board reviews succession in the ordinary course of business as well as to conduct contingency planning in the event of an emergency or unanticipated event.
Committees of the Board of Directors
The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors.
Audit Committee - The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of our company as well as our subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management. The Audit Committee oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain independent legal counsel and other advisers as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisers.
Since January 1, 2018 the Audit Committee has been comprised of Messrs. Moore, Keough, Strassberg and Sweeny, with Mr. Moore serving as chair. The Board of Directors has determined that each of Messrs. Moore, Keough, Strassberg and Sweeny is independent, as defined under and required by the federal securities laws and NYSE rules. The Board of Directors has also determined that each of Mr. Moore and Mr. Strassberg qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee is "financially literate" as required under NYSE rules, as such qualification is interpreted by the Board of Directors in its business judgment.

The Audit Committee held four meetings during fiscal 2018.
Compensation Committee - The primary responsibility of our Compensation Committee is to periodically review and approve, or recommend that the full Board or the independent members of the Board review and approve, the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations, except that the goals, objectives and compensation of our President and CEO are established by the independent members of the Board. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our equity incentive plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock options, restricted stock and other forms of stock-based compensation.
Since January 1, 2018, the Compensation Committee has been comprised of Ms. Veevaete and Messrs. Bosowski and Moore, with Ms. Veevaete serving as chair. The Board has determined that each of Ms. Veevaete and Messrs. Bosowski and Moore is independent, as defined under and required by the federal securities laws and the NYSE rules.
The Compensation Committee held eight meetings in fiscal 2018.
Nominating and Corporate Governance Committee - Our Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding director candidates and assists our Board of Directors in determining the composition of our Board of Directors and its committees.
Since January 1, 2018, the Nominating and Corporate Governance Committee has been comprised of Messrs. Sweeney, Bosowski and Keough and Ms. Veevaete, with Mr. Sweeny serving as chair. The Board has determined that each of Messrs. Bosowski, Keough, and Sweeny and Ms. Veevaete is independent under NYSE rules.
The Nominating and Corporate Governance Committee held four meetings in fiscal 2018.
Committee Charters - The Board of Directors has adopted formal charters for each of its three standing committees. These charters establish the missions of the respective committees as well as committee membership guidelines. They also define the purpose, duties and responsibilities of each committee in relation to the committee's role in supporting the Board of Directors and assisting the Board in discharging its duties in overseeing and governing the Company. The charters are available on the Company’s website at www.continental-bp.com by following the links to "Investor Relations" and "Corporate Governance" or upon written request to the Company, as set forth under "Corporate Governance-Availability of Documents" below.
Contacting the Board of Directors
Stockholders and other parties interested in communicating directly with the Board of Directors, non-employee directors as a group or individual directors, including the independent Chairman, whether to provide comments, to report concerns, or to ask a question, may do so by email at cbpdirectors@continental-bp.com or by writing to the following address: Corporate Secretary, Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, indicating to whose attention the communication should be directed. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.
Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in, or as directed by, the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-employee director upon request.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the SEC and the NYSE. The Company believes that it has procedures and practices in place that are designed to enhance and protect the interests of its stockholders.
The Board of Directors has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board of Directors;

•	The composition of the Board of Directors, including size and membership criteria;

•	Board leadership;

•	Service on other boards and audit committees;

•	A director resignation policy in the context of majority voting;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisers;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.
Code of Ethics and Business Conduct
In addition to the Principles of Corporate Governance, the Board of Directors has adopted a Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct, along with the Principles of Corporate Governance, serves as the foundation for the Company's system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.
In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics and Business Conduct that requires disclosure under applicable SEC or NYSE rules, the Company will disclose such amendment or waiver and the reasons therefor on its website at www.continental-bp.com.
Shareholder Engagement
We believe that regular communications with our stockholders is in the best long term interests of the Company and our stockholders. Accordingly, we participate in analyst meetings, investor conferences and quarterly conference calls. The live quarterly conference calls are open to the public and are also archived for a period of approximately 30 days on our website at www.continental-bp.com. Additionally, we reach out to our large stockholders to obtain feedback on corporate governance matters, and share the results of the feedback with our Board of Directors. During fiscal year 2018, we reached out to stockholders to discuss corporate governance matters and had numerous one on one discussions with such stockholders.
Majority Voting for Directors
Our Bylaws contain a majority voting standard in uncontested director elections (i.e. an election where the number of candidates does not exceed the number of directors to be elected). Under this majority standard, in uncontested elections, to be elected, a director must receive more votes in favor of his or her election than votes against. Under Delaware law, directors who do not receive a majority vote would hold over until the next election of directors, and therefore would continue to serve on the Board. Accordingly, the Board of Directors also adopted a resignation policy, pursuant to which any director who fails to receive a majority vote for his or her election in an uncontested election must tender his or her resignation to the Nominating and Corporate Governance Committee, which will then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board retains discretion about whether to accept the resignation or not.

Board of Directors Matters
Board members participate in professional development activities in order to ensure that they are current and up to date on issues of importance to boards of public companies. The Board and each of its committees regularly evaluate their performance in an effort to determine ways to improve their performance. Led by the independent Chairman of the Board, the independent members of the Board regularly meet in executive session without management present in order to discuss and evaluate management's operation of the business.
Director Stock Ownership Guidelines
Our Board has adopted Stock Ownership Guidelines applicable to non-employee directors, pursuant to which each non-employee director is required to own and hold, at a minimum, that number of shares of the Company's common stock having a market value equal to at least three times the director’s annual cash retainer. For purposes of the guidelines, common stock includes all shares of common stock no matter how acquired (i.e., whether through the vesting of restricted shares or RSUs or through shares purchased on the open market) as well as unvested restricted shares and RSUs held by the director. Directors are given five years from the later of the date of adoption of the guidelines in 2015 or becoming a director to comply with these ownership requirements. As of the end of 2018, all of our directors were on track to meet the ownership guidelines within or before such timeframes.
Hedging and Pledging Policies
Our Board has also adopted a Hedging Policy that applies to our executive officers and directors. This policy prohibits our executive officers and directors from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company's common stock (including, but not limited to options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds). See "Compensation Discussion and Analysis - Hedging Policy" below for additional information on this policy.
The Board has also adopted a Pledging Policy that prohibits Board members and executive officers of the Company from pledging Company stock, from purchasing such shares on margin, or from holding such shares in a margin account. See "Compensation Discussion and Analysis -Pledging Policy" below for additional information on this policy.
Our Culture
Continental Building Products' culture can be characterized by our Company values which are: Bold, Inclusive, Steadfast, Open-minded and Nimble (spells BISON). Our culture is one where all employees are encouraged to participate in helping to strive for our shared success, with a focus on continuous improvement and safety. Safety is our highest priority at our Company, and we believe that ensuring that our employees arrive home safely at the end of each workday is the most important aspect of our work. To that end we have implemented numerous programs to help our employees identify and mitigate safety hazards and encourage safe working behavior.
We completed our second year of The Bison Way, our strategy of lean manufacturing and continuous improvement, with an increase in employee participation and significant savings from efficiencies. The foundation of our Bison Way work is that everything starts with the customer and that we can work together to improve in every area of our Company from back office operations to manufacturing to sales.

The wellbeing of our employees is one of our top priorities and we embrace diversity and inclusion, foster collaboration and encourage employees to bring their best ideas to work every day. We also continue to commit resources to foster a workplace that welcomes diverse backgrounds and perspectives, and that reflects our customers and our communities. We provide access to benefits and resources that employees need to enhance their health and wellbeing. We offer comprehensive health plans, annual screenings, and programs that educate employees and help them manage chronic health issues.
In 2018, we adopted a Pay Equity policy supporting equal pay for equal work and communicated the policy to all employees as part of our pay transparency efforts. We provided all employees in the United States with a Total Rewards Statement detailing their compensation and the value of their benefits package including bonus and Company contributions to the retirement plan.
Our human capital management strategy is to ensure that our talent can address our current and future business goals and objectives. We continue to enhance key processes to recruit, retain and develop our people at all levels of the organization. We provided training including safety, code of ethics, prevention of sexual harassment and anti-discrimination programs to all employees in 2018. We invest in our leaders by providing leadership development opportunities and development plans. Our succession plans for employees other than senior management are reviewed by management quarterly. In the spirit of continuous improvement, we conducted our second Employee Engagement Survey in the Fall of 2018 to measure our employees' engagement and identify areas of strength as well as areas for improvement. We had a participation rate of 95% Company-wide with improved results as compared to the first survey. We communicated the results to our employees and Board of Directors, identified areas of focus for 2019 and are implementing action plans to improve our employees' work experience.
Sustainability Efforts
We work hard to make sure that our products and production processes are environmentally friendly. Over 99% of our raw materials, including our gypsum and paper, are recycled. Substantially all of the gypsum we use in our operations is recycled, either as a byproduct of the generation of electricity from power plants or as a waste product from the mining of gypsum in gypsum mines. The paper we use in our process is produced using recycled fiber, including old corrugated cardboard. Because our wallboard products are made from recycled materials, our customers are often able to obtain LEED (Leadership in Energy and Environmental Design) credit for using them in their projects. We are continuously working to reduce our use of energy and therefore the use of fossil fuels in our manufacturing processes. We have made substantial investments in LED lighting technology at all of our wallboard plants. In 2018 we completed the installation of solar panels at our Buchanan plant designed to supply electrical power to consumers in the area. Buchanan's solar power system is the largest rooftop solar power system in New York State, designed to produce 2.4 megawatts of clean solar power.
Availability of Documents
The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct and the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are accessible by following the links to "Investor Relations" and "Corporate Governance" on the Company's website at www.continental-bp.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee hereby reports as follows:

1.
Management has primary responsibility for the accuracy and fairness of the Company's consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.
The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company's accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with the Company's management the Company’s audited consolidated financial statements included in its 2018 Annual Report on Form 10-K.

3.
The Audit Committee has discussed with the Company's independent registered public accounting firm, Ernst & Young LLP, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the Company's financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board (the "PCAOB").

4.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

5.
Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Michael Moore, Chair
Michael Keough
Ira Strassberg
Jack Sweeny

Audit and Non-Audit Fees
Set forth below are the fees billed to the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated.

	For the Year Ended December 31,
	2018	2017
Audit fees	$1,191,600	$1,439,005
Audit related fees	38,200	38,750
Total	$1,229,800	$1,477,755
Audit Fees - Consist of fees for professional services provided in connection with the annual audit of the Company's consolidated financial statements; the reviews of the Company's quarterly results of operations and reports on Form 10-Q; the services that an independent auditor would customarily provide in connection with audits of the Company's subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as consents and reviews of documents filed with the SEC.
Audit Related Fees - Consist of fees for professional services provided in connection with the audit of the Company's 401(k) benefit plan, debt refinancing and interest rate swaps.
Pre-Approval Policies and Procedures
The Company has a written policy for the pre-approval of certain audit and non-audit services, which Ernst & Young provides. The policy balances the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company's independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and PCAOB. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company's independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

EXECUTIVE COMPENSATION
This executive compensation disclosure describes the Company's compensation philosophy and programs and explains the compensation awarded to, earned by or paid to the following executive officers in 2018. We refer to these individuals in this Proxy Statement as our named executive officers or NEOs. The Compensation Committee of our Board of Directors (the "Committee") makes all decisions regarding the compensation of our NEOs, except that the independent members of the full Board of Directors make all decisions regarding the compensation of our CEO.

Name	Position
James (Jay) Bachmann	President and Chief Executive Officer
Dennis Schemm	Senior Vice President and Chief Financial Officer
Timothy Power	Senior Vice President, General Counsel and Secretary
Bruce Major	Senior Vice President, Manufacturing and Supply Chain
Dennis Romps	Senior Vice President, Chief Accounting Officer and Corporate Controller
Executive Summary
Continental Building Products is a leading manufacturer of gypsum wallboard and complementary finishing products. Our manufacturing facilities and sales efforts are primarily concentrated in the eastern United States and Canada. Our strategy is to focus on the drywall industry and related products with seasoned, proven operating capabilities. We are a low-cost manufacturer and a high-quality, reliable supplier to customers in prominent North American markets. We create shareholder value by generating leading profit margins and cash flow yields. We are proud to maintain long-term relationships with many of our customers.
Continental Building Products celebrated our fifth anniversary as a stand-alone company in August 2018 and our fifth anniversary as a publicly traded company in February 2019. Over that time period, we have had significant improvement in our shareholder return. We outperformed the S&P Midcap 400 Index and finished the year ahead of the Dow Jones Building Materials & Fixtures Index in 2018 as outlined in the following chart showing the Cumulative Total Returns for the past five years.

Executive compensation at our Company includes a combination of base salary, short term incentives, long-term incentives, including performance-based restricted stock units (PRSUs) and time-based restricted stock units (RSUs). Our compensation programs are intended to align with our strategy and have been designed to foster effective execution, continuous improvement and to drive our management team to maximize long-term shareholder value. Employees at all levels of the Company are provided incentives to achieve operating objectives that drive solid investment returns for the Company's shareholders. Our Executive Compensation Programs are designed to link pay to performance and to reward both annual and long-term Company performance while not encouraging excessive risk-taking.
Our financial performance during the 2018 fiscal year was the best full year for the business in terms of net income and earnings per share since we began operating as a publicly traded company. Our EBITDA performance has improved every year since our inception as a publicly traded company. Strong cash flow has enabled us to continue our accretive share buy-back program. Our 2018 performance delivered the following results compared to 2017:

•	Net sales increased 8.0% to $528.1 million

•	Net income increased 24.1% to $74.2 million

•	Adjusted net income[1] increased 44.8% from $51.5 million

•	Earnings per share increased 30.3% to $2.02; Adjusted earnings per share[1] increased 51.9% from $1.33

•	Adjusted EBITDA[1] increased 11.1% to $151.1 million

•	Deployed $30.8 million in capital investments and $65.7 million to repurchase 2.3 million shares of common stock
1 Please refer to the Appendix of this Proxy Statement for a reconciliation of EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, and a discussion of why they are useful to investors.
2018 Compensation Program
During the 2018 fiscal year, we operated our compensation programs in a manner consistent with our pay-for-performance philosophy and in alignment with our business strategy.
Highlights of our compensation programs for 2018 include:

•	Adjusted EBITDA for 2018 that exceeded the target set in the beginning of the year, resulting in an above-target payout for this component of the Short Term Incentive plan.

•
2018 Cash Cost per unit that did not meet our pre-set target, primarily due to high inflation for raw materials and freight, resulting in a below target payout for this component of the Short Term Incentive plan.

•
Adjusted EBITDA results for the two-year PRSU cycle that began in 2017 exceeded our threshold, but did not meet our target, due in part to the cyclical nature of our business and the challenging goals that we set; therefore, the PRSUs awarded in 2017 will be paid out at below 100% of target in 2019 upon release.

As discussed in greater detail below, following the changes previously introduced for 2017, the Committee took a number of actions related to compensation for 2018 in order to further align our compensation program with our shareholders' interests, the most significant of which were as follows:
Total compensation mix: Our pay mix remains heavily weighted to at-risk pay, which establishes greater alignment between executives and stockholders. As a result, our mix of target total direct compensation is more heavily weighted to performance-based compensation opportunities than fixed compensation (base salary). For 2018, we increased the Long Term Incentive target for our CEO from 185% to 200% of his base pay in order to further align his interests with those of our stockholders, more closely align his target pay mix and total compensation opportunity with CEOs in our peer group, and to place a greater portion of his total compensation at risk.

•
Short Term Incentive (STI) plan design: The annual Short Term Incentive plan (STI) continues to provide for payouts based on performance against our objectives, which are rigorous and challenging to achieve. We establish financial metrics and 80% of the bonus is based on the Company’s Adjusted EBITDA and 20% is based on a cash cost per unit performance metric that aligns this plan to the Company’s low cost strategy.

•
Long Term Incentive (LTI) plan design: Beginning in 2018, performance-based restricted stock units (PRSUs) granted to our NEOs under our Long Term Incentive program incorporate a new, relative Total Shareholder Return (TSR) modifier, that adjusts the number of earned PRSUs upward or downward based on the Company's TSR as compared to the TSR of constituent companies in the Dow Jones Building Materials & Fixtures Index over the two-year performance period. Earned PRSUs must generally be held for an additional year prior to settlement.

•
Stock Ownership Guidelines: We strengthened our Stock Ownership Guidelines in 2018 to require a holding period, so that no less than 50% of all PRSUs and 50% of all time-based restricted stock (RSUs) must be held until the Stock Ownership Guidelines are satisfied.

Corporate Governance Highlights
The Committee continually monitors governance standards pertaining to the oversight of executive compensation programs. In this regard, the following policies and practices are in effect at the Company.

What We Do (Best Practice)
✓	Separate the roles of Chairman and Chief Executive Officer
✓	Enforce strict insider trading policies, including hedging and pledging policies, and enforce blackout trading periods for all executives and directors
✓	Set rigorous incentive plan targets that are closely aligned with our strategy
✓	Audit financial and operational outcomes prior to payout of incentives
✓	Maintain a clawback policy applicable to all executive officers
✓	Maintain stock ownership guidelines for executives and directors, including a requirement to hold certain equity awards until the guidelines are met
✓	Set maximum payout limits under both our short term and long term incentive plans
✓	Update and review total compensation information for the Executives quarterly
✓
Provide 50% of our long-term equity compensation value in the form of performance-based restricted stock units (PRSUs), earned only upon financial goal achievement including a relative measure of TSR against peers

✓	Annually review share utilization and burn rate
✓	Limit perquisites and other executive benefits
✓	Provide a general severance and change-in-control plan consistent with market practice, including double-trigger requirements for change-in-control benefits
✓	Retain an independent compensation consultant reporting directly to the Compensation Committee
✓	Review our peer group annually with our compensation consultant
✓	Establish and oversee our executive compensation program through a committee comprised solely of independent directors
✓	Evaluate the risk of our compensation programs on an annual basis
✓	Hold an annual advisory vote for our stockholders to review and approve the compensation of our NEOs

What We Don’t Allow
X	No hedging or pledging of Company stock by executives or directors
X	No single-trigger change-in-control payments
X	No severance multiple in excess of two times salary and target bonus
X	No excise tax gross-ups upon a change in control
X	No defined benefit pension plans
X	No special supplemental retirement benefits
X	No guaranteed bonus or equity compensation
X	No market timing with the grant of equity awards
X	No employment agreements with any of our NEOs

Compensation Philosophy
Our executive compensation programs, taken as a whole, are intended to achieve the following overarching goals:

•	Enhance shareholder value: Our programs are intended to focus executives’ efforts on the performance metrics that drive shareholder value.

•
Align with our strategic initiatives: All employees in our annual incentive plans are subject to metrics that are aligned with the financial and operational performance of the Company. Our programs are designed with objective metrics that are easy to track, understand and report and that are in alignment with our strategic initiatives, business goals and our continuous improvement philosophy.

•	Incentivize and reward our executives: Our programs are intended to incentivize and reward our executives for the effective execution of our strategy.

•	Pay for performance: Our programs are intended to link rewards to individual and corporate performance and to reward executives for achieving or exceeding performance goals.

•
Be market driven: Our programs are intended to be reflective of U.S. industry standards, offering competitive program design and pay opportunities while balancing our need for talent with our need to maintain reasonable compensation costs.

•	Effectively compete for top management talent: Our programs are designed to attract, motivate, and retain talent willing to commit to building long-term shareholder value.

•
Be straightforward: Our programs are intended to be simple to understand and administer. They are structured in a manner that ensures that employees understand their compensation and how organizational and individual performance translates into rewards.

Compensation Decision Process
Role of the Compensation Committee
The Committee consists of independent directors and is responsible for the review and approval of all aspects of our compensation program. Among its duties, the Committee is responsible for:

•	Overseeing the Company's overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for executive officers;

•	Assessing the results of the Company's most recent advisory vote on executive compensation and overseeing engagement with the Company’s stockholders on the subject of executive compensation;

•	Evaluating corporate goals and objectives relevant to the compensation of the CEO and presenting such evaluation to the independent members of the full Board for approval;

•	Approving any changes to the compensation for our other NEOs including, but not limited to, base salaries, short term incentives, long-term incentives and benefits; and

•	Reviewing, administering and making recommendations to the Board with respect to the Company's incentive-compensation and equity-based compensation plans that are subject to Board approval.
At our 2018 Annual Meeting of Stockholders, approximately 99.3% of our stockholders voting on our "say-on-pay" proposal voted FOR approval of the compensation paid to our NEOs (excluding abstentions and broker non-votes). The Committee considered the outcome of this vote but did not make any changes to our compensation programs as a result of this vote.
Following review and discussion, the Committee or the full Board, as applicable, approves our executive compensation. The Committee is supported in its work by our Senior Vice President, Human Resources as well as the Committee's independent compensation consultant, Aon.

Role of Management
For executives other than the President and CEO, our President and CEO makes pay recommendations to the Committee based on competitive market data and an assessment of individual performance. His recommendations to the Committee are intended to establish appropriate and market-competitive compensation opportunities for our NEOs consistent with our overall pay philosophy. The Committee reviews and discusses the recommendations, in conjunction with input from the Committee’s independent compensation consultant, in making compensation decisions. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.
Role of the Independent Compensation Consultant
The Committee directly retains the services of Aon. The Committee retains sole authority to hire or terminate Aon, approves its professional fees, determines the nature and scope of its services and evaluates its performance on an annual basis. A representative of Aon attends Committee meetings, as requested, and communicates with the Committee chair between meetings. The Committee makes all final decisions regarding pay elements or levels or recommendations to the full Board regarding the same.
Aon’s specific role for 2018 included the following:

•	Attending Compensation Committee meetings and preparing materials and analysis for any program changes;

•	Advising the Committee on executive compensation trends and regulatory developments;

•	Providing a comprehensive risk assessment of our compensation programs;

•	Reviewing our peer group;

•	Providing a total compensation study to assist in comparing our compensation program against peer companies' programs;

•	Assisting the Committee in evaluating the impact of executive compensation programs on organizational risk;

•	Reviewing and commenting on proxy statement disclosure items, including preparation of this CD&A;

•	Advising the Committee on executive and directors' pay recommendations;

•	Providing advice and guidance on new PRSU program documentation;

•	Providing software to track TSR performance for the 2018 PRSUs and future PRSUs.
The Committee has assessed the independence of Aon as required by the NYSE listing rules. The Committee reviewed its relationship with Aon and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Committee concluded that Aon is independent and there are no conflicts of interest raised by the work performed by Aon.
Timing of Compensation Decisions
Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first regularly scheduled meeting of the calendar year, normally held in February. This meeting is typically held around the same time as we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete picture of the prior year's financial performance and the performance of the NEOs before making compensation decisions.
Assessments of prior year performance, as well as decisions with respect to annual equity awards, base salary increases and the establishment of target performance levels for the current year and beyond (subject to approval of all independent members of the Board in the case of the CEO), are typically made at this meeting. Further, general annual equity awards are granted by the Committee at this meeting. Awards to executives who are promoted or hired during the year are typically granted as of the date of their promotion or hire, as applicable, or as of the next scheduled Committee meeting that follows such promotion or hire. As such, the Committee does not time the grants of equity incentives to the release of material non-public information.
Peer Group Companies
Although the Committee considers benchmarking in comparison to our peer group (as described below), this is only one of several factors considered in the compensation setting process and is not the sole determinant. The relative position of an individual NEO’s compensation in comparison to the peer group is based on their respective competencies, experience, performance and internal equity. While the Company does not establish executive pay based solely on benchmarking data, we believe that our pay levels and practices should be within a range of competitiveness with our peer group and benchmarking provides us with an assessment of reasonableness and competitiveness. To that end and as highlighted under our "Elements of

Compensation" section, the Company generally views the 50th percentile of the market as a reference point against which to evaluate the competitiveness of our target total direct compensation. However, each individual’s actual compensation is based on numerous factors including the individual’s level of experience in his or her role and the annual and long-term performance of both the Company and the individual.
The Committee benchmarks target total direct compensation to the competitive marketplace, including to a peer group of companies (the "peer group"). With the assistance of Aon, the Committee reviewed our peer group of publicly traded companies for purposes of evaluating its compensation programs and did not make any changes to the peer group for 2018. The peer group was considered in establishing 2018 compensation and was composed by taking into account a variety of factors for each potential company including, but not limited to, size (revenues of approximately 0.4x to 3x our size and market capitalization as a secondary consideration), nature of business and competition for executive talent (organizations from which executives may be recruited to and from) and a review of the peer companies used by our peers. The peer group used in our 2017 competitive pay study to assist with 2018 compensation decisions was comprised of the following 13 companies:

AAON, Inc.	Eagle Materials Inc.	PGT, Inc.
American Woodmark Corp.	Gibraltar Industries, Inc.	Quanex Building Products Corp.
Apogee Enterprises, Inc.	Insteel Industries, Inc.	Simpson Manufacturing Co.
Armstrong World Industries	Patrick Industries, Inc.	Trex Company, Inc.
CSW Industrials, Inc.

Changes to our peer group from the previous year included (a) removing Headwaters Inc. due to an acquisition, (b) removing NCI Building Systems, Inc. due to its large size, and (c) adding Armstrong World Industries due to industry fit.
Elements of Compensation
We believe the effectiveness of our compensation programs are optimized if all pay components work in concert to properly influence behavior. To be market competitive and compete effectively for talent, we evaluate our total direct compensation (i.e., base salary plus target annual bonus plus target equity incentives) against the reference point of the 50th percentile of our compensation peer group, with variations based on a number of factors, including the executive’s role, responsibility, and experience level, as well as individual performance, hiring needs, internal equity and unique market demands. The Committee reviews the market and leading practices prior to approving or making recommendations to the Board regarding pay and pay practices. The following describes the role of each element of our executive compensation program in 2018:

Element	Form	Purpose
Base Salary	Fixed base level of annual cash compensation	•
To secure an appropriate level of total compensation: Since a number of our compensation elements are tied to base salary levels (e.g., target bonus percentage, long-term incentive grants, and selected benefits), we view establishing competitive base salary levels as essential for establishing competitive total compensation opportunities.

Short Term Incentive (STI)	Performance-based cash incentive	•	To pay for performance: Our annual STI program provides upside leverage to reward executives for above-target performance and downside leverage if performance targets are not met.
•
To focus on key initiatives: Our 2018 annual STI program included Adjusted EBITDA* and cash cost per unit** performance metrics for all NEOs. Performance metrics are evaluated annually to ensure they align properly to our strategic direction and promote shareholder value creation.

		•	To be straightforward: Our annual bonus program is intended to be straightforward and easy to understand.
Long Term Incentive (LTI)	Divided into 50% RSUs (Time-based Restricted Stock Units) and 50% PRSUs (Performance-based Restricted Stock Units)	•
To pay for performance and align executive and stockholder interests: 50% of our equity award value is granted in the form of PRSUs, which may be earned at 0% to 240% of the targeted value. The remaining 50% of the award value is in the form of RSUs, which increase or decrease in value along with our stock price.

		•	To focus on key objectives: Our 2018 PRSUs are earned based on our achievement of a specified two-year adjusted EBITDA* target and are adjusted upward or downward by a relative TSR modifier.
		•	To encourage retention: Our PRSUs are earned over a two-year performance period and must generally be held for an additional year once earned. Our RSUs vest ratably over a four-year vesting period.
Additional Items	Other retirement and post-employment benefits	•
To be market competitive: Consistent with market practice, we offer our executives competitive severance protection in the event of an involuntary termination without cause both in connection with and outside the context of a change in control transaction. We also offer a broad-based, tax qualified 401(k) plan with company matching contributions.

* “Adjusted EBITDA” for purposes of our annual incentive plan and 2018 PRSUs is a non-GAAP measure and is defined by reference to Adjusted EBITDA as calculated in and publicly disclosed by the Company in its quarterly earnings releases.
** “Cash cost per unit” for purposes of our annual incentive plan is a non-GAAP measure and includes among others, the following elements: fixed and variable manufacturing cash costs, freight and selling, general and administrative expenses, excluding depreciation.
Base Salary
The salary of each of our NEOs is reviewed annually by the Committee and our CEO (with respect to all NEOs other than himself), taking into account the NEO’s position and responsibilities, performance during the year, the pay range for individuals in similar positions and with similar responsibilities within the Company, the compensation practices of similar companies in our sector and market and the NEO’s previous base salary level.
Following review by the Committee and approval by the independent members of the Board with regard to our CEO's base salary, the base salaries for our NEOs were increased for 2018 as described in the table below to account for individual performance, additional responsibilities for Mr. Major who took on responsibility for our Sales Service, Transportation and Logistics functions, additional responsibilities for Mr. Schemm who took on responsibility for the joint compound business and Marketing Department, and to maintain all NEOs near the 50th percentile of our compensation peer group.
The 2017 and 2018 salary levels for each of our NEOs are set forth below:

NEO	Position	2017 Annual Base Salary ($)	2018 Annual Base Salary ($)	Change (%)
James Bachmann	President and CEO	560,000	576,800	3.0%
Dennis Schemm	SVP and Chief Financial Officer	299,174	314,133	5.0%
Timothy Power	SVP, General Counsel and Secretary	272,000	295,120	8.5%
Bruce Major	SVP, Manufacturing and Supply Chain	275,000	300,000	9.1%
Dennis Romps	SVP, Chief Accounting Officer and Corporate Controller	222,880	229,484	3.0%
Incentive Compensation
Short Term Incentive (STI)
Each of our NEOs was eligible to earn an annual cash incentive bonus for 2018. As was the case for 2017, the target percentage for the CEO was set by the Board of Directors and remained unchanged from 2017. The target percentages for each of the other NEOs also remained unchanged from 2017 and were set by the Committee, after considering the recommendation of our CEO.

Name	Position	2018 STI % at Target
James Bachmann	President and CEO	100%
Dennis Schemm	SVP and Chief Financial Officer	75%
Timothy Power	SVP, General Counsel and Secretary	60%
Bruce Major	SVP Manufacturing and Supply Chain	60%
Dennis Romps	SVP, Chief Accounting Officer and Corporate Controller	60%
In 2018, Adjusted EBITDA* (weighted 80%) and cash cost per unit** (weighted 20%) continued to be used as performance metrics for all NEOs under the STI. The specific cash cost per unit target set is not disclosed here to avoid potential competitive harm due to industry sensitivity, but the Committee applied a rigorous and comprehensive financial review in establishing targets and believed that achievement of each would require significant effort on the part of our management team.

In 2018, we achieved a company record Adjusted EBITDA through strong performance with our customers and tight operational execution. Our target Adjusted EBITDA was set higher than our results achieved for 2017 and we achieved an overall Adjusted EBITDA that exceeded the target. We fell short of our cash cost per unit target primarily due to strong inflation in raw materials and freight costs. Our focus on our Bison Way continuous improvement efforts and high return capital projects aided in controlling cash costs. Please note that lower cash costs leads to a higher payout for this component of STI.

The following tables show our NEOs’ STI performance metric weightings for 2018 and actual payout percentage earned on each component resulting in a total payout of 113.6% of target:

Adjusted EBITDA 2018 (80% of STI)
	% of Target	Adjusted EBITDA	Payout %	Achievement %	Actual Payout %
Threshold	90%	$130.64M	50%
Target	100%	$145.16M	100%	104.0%	120.3%
Maximum	110%	$159.68M	150%

Cash Cost 2018 (20% of STI)
	% of Target	Payout %	Achievement %	Actual Payout %
Threshold	105%	50%
Target	100%	100%	101.3%	86.6%
Maximum	95%	150%

STI Total Payout Calculations
2018 Adjusted EBITDA Payout %	2018 Cash Cost Weighted Payout %	Total Payout %
96.24%	17.32%	113.56%
* “Adjusted EBITDA” is a non-GAAP measure and is defined by reference to Adjusted EBITDA as calculated in and publicly disclosed by the Company in its quarterly earnings releases.
** “Cash Cost per unit” for purposes of our annual incentive plan is a non-GAAP measure and includes among others, the following elements: fixed and variable manufacturing cash costs, freight and selling, general and administrative expenses, excluding depreciation.
The actual annual cash incentives paid to each NEO for 2018, which were $655,129, $267,594, $201,118, $204,444, and $156,389 for Messrs. Bachmann, Schemm, Power, Major, and Romps, respectively, are included in the “Non-Equity Incentive Plan” column of the Summary Compensation table below.
Long Term Incentive (LTI)
Long Term Incentive - 2018 Annual Grants
Our annual Long-Term Incentive (LTI) grants to NEOs include a mix of performance-based restricted stock units, or PRSUs (weighted 50%) and time-based restricted stock units, or RSUs (weighted 50%). To determine annual grant levels for the NEOs, the Committee considers competitive market values, individual performance, potential future contributions to our business, internal equity, and, for all NEOs other than himself, the CEO’s recommendations.
On February 20, 2018 for each of the NEOs, other than the CEO, and on February 21, 2018 for the CEO, the Company granted RSUs and PRSUs. The RSUs vest ratably over four years. The PRSUs are subject to the Company’s achievement of a cumulative two-year adjusted EBITDA target for 2018 and 2019, which was set by the Committee at a level that would require significant growth and that would be challenging to achieve. The 2018 PRSUs are also subject to a relative TSR modifier that adjusts the number of otherwise earned PRSUs upward or downward. Any earned 2018 PRSUs will vest following a one-year holding period on December 31, 2020. Performance and payout scales are as follows with performance between the threshold and target or target and maximum interpolated on a straight-line basis:

•	Threshold: 90% of Adjusted EBITDA goal earns 35% of target number of PRSUs

•	Target: 100% of Adjusted EBITDA goal earns 100% of target number of PRSUs

•	Maximum: 110% of Adjusted EBITDA goal earns 200% of target number of PRSUs
After applying the Adjusted EBITDA factor, the number of earned PRSUs can then be further adjusted upward or downward by 20% for relative TSR performance above the 75th or below the 25th percentile of the constituent companies in the Dow Jones Building Materials & Fixtures Index over the two-year performance period. The final payout earned can be between 0% and 240% based on EBITDA and the relative TSR performance.
We increased the LTI grant target for our CEO from 185% to 200% of his base pay in order to further align his interests with those of our stockholders, more closely align his target pay mix and total compensation opportunity with the 50th percentile for CEOs in our peer group, and to place a greater portion of his total compensation at risk.

The following table summarizes the 2018 LTI grants approved for our NEOs:

NEO	Position	Dollar Value of Shares	2018 Number of RSUs Granted	2018 Number of PRSUs Granted (at Target)
James Bachmann	President and CEO	$1,120,000	19,788	19,788
Dennis Schemm	SVP and Chief Financial Officer	$329,091	5,814	5,814
Timothy Power	SVP, General Counsel and Secretary	$220,320	3,893	3,893
Bruce Major	SVP, Manufacturing and Supply Chain	$247,500	4,373	4,373
Dennis Romps	SVP, Chief Accounting Officer and Corporate Controller	$187,152	3,307	3,307
Long Term Incentives - Earned PRSUs for the 2017/2018 Performance Period
The PRSUs earned in 2018 for the 2017-2018 performance period were based on a two-year cumulative Adjusted EBITDA (as defined in our First Lien Credit Agreement dated as of August 30th, 2013) target for 2017 and 2018. The Compensation Committee approved the cumulative two-year threshold, target and maximum requirements at the start of the two-year performance period. The cumulative result was $287,141,000 resulting in a payout of 91.4%.

2017 PRSU Grant -Two-Year Cumulative Adjusted EBITDA
	Minimum	Target	Maximum	Actual
Performance	90%	100%	110%	98.7%
Two Year Cumulative Adjusted EBITDA	$261,900,000	$291,000,000	$320,100,000	$287,141,000
Payout Percentage	35%	100%	200%	91.4%
The following table sets forth the threshold, target, maximum, and actual number of shares that were earned under the PRSU grants made in 2017. The earned 2017 PRSUs remain subject to a one-year holding period and will fully vest on December 31, 2019.

2017 PRSU Grant- Shares Earned
Name	Position	Threshold # of shares	Target # of shares	Maximum # of shares	Actual payout earned (# of shares) 91.4% of Target
James Bachmann	President and CEO	7,786	22,246	44,492	20,333
Dennis Schemm	SVP and Chief Financial Officer	2,248	6,424	12,848	5,872
Timothy Power	SVP, General Counsel and Secretary	1,656	4,731	9,462	4,324
Bruce Major	SVP, Manufacturing and Supply Chain	1,674	4,783	9,566	4,372
Dennis Romps	SVP, Chief Accounting Officer and Corporate Controller	1,409	4,027	8,054	3,681
Retirement Plans
We maintain a tax qualified 401(k) defined contribution plan (the "401(k) plan"), for the benefit of our employees. Under the 401(k) plan, employees (including the current NEOs) are permitted to elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. We are also permitted to make contributions up to the legally prescribed limits on behalf of all eligible employees to the 401(k) plan, which are reflected in the "All Other Compensation" column of the Summary Compensation Table below.
In response to the 2017 Tax Reform Act, we enhanced the 401(k) plan in 2018 and increased the employer match. We also enhanced the design to allow employees to receive a higher level of company match. This change in design allows all employees to accelerate retirement savings.
We do not offer any special supplemental retirement benefits to our executives, who participate in the same defined contribution plan as all other full-time, non-union employees.

Termination, Severance and Change in Control Arrangements
We maintain the Continental Building Products, Inc. Amended and Restated Executive Severance and Change in Control Plan (the "Severance Plan"), in which certain executives, including each NEO, are eligible to participate. The Severance Plan is described in further detail below under "Potential Payments Upon Termination or Change-in-Control." Any payments made under the Severance Plan are also subject to the Company’s clawback policy.
Key highlights of the Severance Plan for a Qualifying Termination in Connection with a Change in Control:

◦	Double trigger required for cash severance (change in control and qualifying termination)

◦	Cash severance multiple: 1 times salary + target bonus, except 2 times salary + target bonus for the CEO

◦	Annual bonus: pro-rated based on actual performance through end of performance period

◦	Unvested RSUs: full vesting; double trigger required; accelerated vesting only if not assumed, replaced, or converted by an acquirer

◦
Unvested PRSUs: for awards granted before 2017, full vesting at target; For awards granted in or after 2017, full vesting in accordance with the award documents, which generally provide for vesting based on actual performance through the end of the performance period; in both cases double trigger required

◦	Benefits: continued life, health, dental and disability coverage commensurate with severance multiple

◦	Restrictive covenants: non-compete and non-solicit (for the length of the severance period) and confidentiality agreement
Key highlights of the Severance Plan for a Qualifying Termination Not in Connection with a Change in Control:

◦	Good reason or without cause required for cash severance trigger

◦	Cash severance multiple: 1 times salary, except 2 times salary for the CEO

◦	Annual bonus: pro-rata based on actual performance through end of performance period

◦	Unvested RSUs: forfeited

◦	Unvested PRSUs: pro-rata based on actual performance through end of performance period

◦	Benefits: continued life, health, dental and disability coverage commensurate with severance multiple

◦	Restrictive covenants: non-compete and non-solicit (for the length of the severance period) and confidentiality agreement
Clawback Policy
We maintain a "clawback" policy with respect to incentive-based compensation. The policy provides that, in the event of a restatement of the Company’s financial results due to material noncompliance with any financial reporting requirements under the securities laws and commencing with incentive compensation awarded in respect of the 2017 fiscal year, the Board is entitled to seek to recoup from executive officers any incentive-based compensation that would not otherwise have been awarded or paid to such persons under the as-restated financial statements during the full fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement.
Hedging Policy
We maintain a policy that prohibits our directors, executive officers and employees from engaging in any hedging transactions, including but not limited to the purchase of options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of the Company's common stock.
Pledging Policy
We maintain a policy that prohibits Board members and executive officers of the Company from pledging Continental shares of stock, from purchasing such shares on margin, or from holding such shares in a margin account.
Stock Ownership Guidelines
To align our officers' and directors' interests with those of our stockholders, we maintain Stock Ownership Guidelines for our executive officers and directors respectively.
Under these guidelines, each executive officer is required to own and hold, as a minimum, that number of shares of the Company's common stock having a market value of at least a stated multiple of the executive officer’s base salary. The stated

multiple for the Chief Executive Officer is 5, for the Chief Financial Officer is 2.5 and for all other executive officers is 1. For purposes of the Stock Ownership Guidelines, common stock includes the after-tax value of shares of common stock no matter how acquired (i.e., whether through the vesting of restricted shares or RSUs, or PRSUs or through purchase on the open market), the anticipated after-tax value of unvested time-based restricted shares or RSUs and the anticipated after-tax value of unvested, but earned PRSUs.
In 2018, we strengthened the Stock Ownership Guidelines to require each executive officer to hold no less than 50% of all earned PRSUs and 50% of all vested RSUs until the relevant stock ownership guideline is satisfied.
Executive officers are expected to comply with the stock ownership requirements within five years of the grant of their initial equity award. We review the stock ownership quarterly and currently all of our executive officers are on track to satisfy the stock ownership guidelines within the relevant time frame.
Under our stock ownership guidelines, each non-employee director is required to own and hold, at a minimum, that number of shares of the Company’s common stock having a market value of at least three times the director’s annual cash retainer within 5 years from the initial grant. In 2018, we modified the guidelines to require each non-employee director to hold no less than 50% of all vested RSUs until the relevant stock ownership guideline is satisfied. See "Director Stock Ownership Guidelines and Hedging and Pledging Policies". The Compensation Committee monitors progress annually and currently all of our non-employee directors are on track to satisfy the stock ownership guidelines within the relevant time frame.
Tax Consideration
Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) imposes a $1,000,000 limit on the amount that a public company may deduct in any one year with respect to certain “covered employees.” Though deductibility of compensation is a consideration in making pay decisions, the Committee has sought to maintain flexibility in compensating our executives, and, as a result has the right to grant non-deductible awards and make other non-deductible pay decisions when it believes it is in the best interests of stockholders, and we expect that compensation for 2018 and in future years will not be fully deductible.
Compensation Risk Analysis
As part of its annual risk assessment, the Committee, with the assistance of Aon and management, assessed risk in our employee compensation plans, practices and policies, including all 2018 executive incentive compensation plans. In performing this risk assessment, the Committee considered: the alignment of our compensation programs to our strategy, the mix of fixed and variable compensation; the mix of short term and long term incentive compensation; the long-term incentive program mix; the extent to which performance metrics are directly linked to our business plan; the level of stretch for each performance metric; appropriate maximum caps on our performance metrics for our short term incentive and long term equity-based incentive plans; minimum requirements before incentives are paid; the presence of double trigger requirements for severance payments in a change-in-control situation; our stock ownership requirements; the form of retirement benefits offered; and our clawback, hedging and pledging policies. Based on this assessment, and based on management's knowledge of all other compensation plans and practices, the Committee does not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.
Compensation Committee Report
The Committee reviewed and discussed the Compensation Discussion and Analysis above as required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
By the Compensation Committee of the Board of Directors of Continental Building Products, Inc.

Chantal Veevaete, Chair
Edward Bosowski
Michael O. Moore

Executive Compensation Tables
Summary Compensation Table
The following table summarizes information concerning the compensation awarded to, earned by or paid to our current NEOs during the 2018, 2017 and 2016 fiscal years, as applicable. Messrs. Major and Romps were not NEOs in 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
James Bachmann	2018	576,800	1,068,552	655,129	54,434	2,354,915
President and Chief	2017	560,000	1,054,460	524,160	50,289	2,188,909
Executive Officer	2016	450,000	644,873	588,150	44,815	1,727,838
Dennis Schemm	2018	314,133	312,212	267,594	49,837	943,776
SVP and Chief	2017	299,174	304,498	210,020	41,590	855,282
Financial Officer	2016	290,460	308,331	271,043	40,218	910,052
Timothy Power	2018	295,120	209,054	201,118	50,136	755,428
SVP, General Counsel	2017	272,000	224,249	152,755	45,711	694,715
and Secretary	2016	244,728	210,416	181,226	43,923	680,293
Bruce Major	2018	300,000	234,830	204,444	49,835	789,109
SVP, Manufacturing	2017	275,000	226,714	154,440	45,510	701,664
and Supply Chain
Dennis Romps	2018	229,484	177,586	156,389	47,937	611,396
SVP, Chief Accounting Officer	2017	222,880	190,880	125,169	43,612	582,541
and Corporate Controller

(1)
The amounts shown in this column represent the aggregate grant date fair value of time- and performance-based RSU awards granted under the Company’s Amended and Restated 2014 Stock Incentive Plan, calculated in accordance with FASB ASC Topic 718, Stock Compensation, or ASC 718. The aggregate grant date fair values for the 2018 performance-based restricted stock units, or PRSUs, assume the target level of performance conditions are attained. Assuming the highest level of performance conditions are achieved for the PRSUs, the aggregate grant date value for PRSUs granted in 2018 would be $1,282,262, $374,654, $250,865, $281,769 and $213,103 for Messrs. Bachmann, Schemm, Power, Major, and Romps, respectively. Please refer to Note 12 to the Consolidated Financial Statements included inour Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions used to calculate these amounts.

(2)
For each of the relevant years, the amounts shown in this column reflect the annual cash performance bonus earned by the executive, which is described in further detail above under "Incentive Compensation-Short Term Incentive (STI)."

(3)
The amounts in this column for 2018 represent the sum of automobile allowances, basic life insurance premiums, executive supplemental disability, executive physical allowance, and Company matching contributions made to our 401(k) plan. In addition, the amounts include estimated additional Company contributions to our defined contribution plan related to services performed in 2018, but which amounts will not be finalized and contributed to participant accounts until April of 2019.

NEO	Position	401(k) Match	Core Contributions (A)	Exec Physical Allowance	Car Allowance	Life Insurance	Disability Insurance	Total
James Bachmann	President and Chief Executive Officer	$15,469	$16,500	$1,500	$18,000	$1,268	$1,696	$54,434
Dennis Schemm	SVP, Chief Financial Officer	15,469	16,500	1,500	13,200	1,268	1,900	49,837
Timothy Power	SVP, General Counsel and Secretary	15,469	16,500	1,500	13,200	1,268	2,199	50,136
Bruce Major	SVP, Manufacturing and Supply Chain	15,469	16,500	1,500	13,200	1,268	1,898	49,835
Dennis Romps	SVP, Chief Accounting Officer and Corporate Controller	15,469	16,500	1,500	13,200	1,268	—	47,937
(A) Core Contributions represent profit sharing contributions under our 401(k) plan.

2018 Grants of Plan Based Awards

Name and Position	Award Type	Grant date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (3)	Grant date fair value of stock and option awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
James Bachmann President and Chief Executive Officer	STI		288,400	576,800	865,200
	PRSU	02/21/18				6,926	19,788	47,491		534,276
	RSU	02/21/18							19,788	534,276
Dennis Schemm SVP, Chief Financial Officer	STI		117,799	235,598	353,397
	PRSU	02/20/18				2,035	5,814	13,954		156,106
	RSU	02/20/18							5,814	156,106
Timothy Power SVP, General Counsel and Secretary	STI		88,500	177,000	265,500
	PRSU	02/20/18				1,363	3,893	9,343		104,527
	RSU	02/20/18							3,893	104,527
Bruce Major SVP, Manufacturing and Supply Chain	STI		90,000	180,000	270,000
	PRSU	02/20/18				1,531	4,373	10,495		117,415
	RSU	02/20/18							4,373	117,415
Dennis Romps SVP, Chief Accounting Officer and Corporate Controller	STI		68,500	137,000	205,500
	PRSU	02/20/18				1,157	3,307	7,937		88,793
	RSU	02/20/18							3,307	88,793

(1)
Actual amounts paid on February 28, 2019 were based on the Committee's review and certification of the achievement of our adjusted EBITDA and cash cost per unit performance metrics, and are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above. These awards are discussed under "Incentive Compensation-Short Term Incentive (STI)" above. The threshold for annual incentives assumes a minimum achievement for both of the financial performance metrics.

(2)
These amounts reflect the threshold, target and maximum number of shares that may be earned under our PRSUs granted in February 2018. The exact number of PRSUs actually earned by the executive is subject to the Company"s performance relative to a cumulative two-year adjusted EBITDA target for 2018 and 2019. Any earned shares will vest following a one-year holding period on December 31, 2020.

(3)
These amounts reflect the number of shares subject to RSU awards granted on February 21, 2018 for the CEO and granted on February 20, 2018 for the NEOs. The RSUs vest ratably over four years from the grant date.

(4)	This amount represents the aggregate grant date fair value of the relevant award calculated in accordance with ASC 718.

For any additional information regarding the compensation and types of awards given to our Executives, please refer to the "Elements of Compensation" discussion above.

Outstanding Equity Awards at 2018 Fiscal Year End
The following table provides information regarding outstanding equity awards under the Company's Amended and Restated 2014 Stock Incentive Plan held by the NEOs as of December 31, 2018.

Option Awards (1)					Stock Awards
Name and Position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
James Bachmann President and Chief Executive Officer	15,000	—	14.00	2/4/2024	4,194	(3)	106,737	19,788 (8)	503,605
					9,395	(4)	239,103
					16,684	(5)	424,608
					22,246	(6)	566,161
					19,788	(7)	503,605
Dennis Schemm SVP, Chief Financial Officer	—	—	—		1,570	(3)	39,957	5.814 (8)	147,966
					4,492	(4)	114,321
					4,818	(5)	122,618
					6,424	(6)	163,491
					5,814	(7)	147,966
Timothy Power SVP, General Counsel and Secretary	7,500	—	14.00	2/4/2024	1,242	(3)	31,609	3,893 (8)	99,077
					3,065	(4)	78,004
					3,548	(5)	90,297
					4,731	(6)	120,404
					3,893	(7)	99,077
Bruce Major SVP, Manufacturing and Supply Chain	—	—	—		3,094	(4)	78,742	4,373 (8)	111,293
					3,587	(5)	91,289
					4,783	(6)	121,727
					4,373	(7)	111,293
Dennis Romps SVP, Chief Accounting Officer and Corporate Controller	—	—	—		1,169	(3)	29,751	3.307 (8)	84,163
					2,843	(4)	72,354
					3,020	(5)	76,859
					4,027	(6)	102,487
					3,307	(7)	84,163

(1)
All stock options were granted on February 4, 2014 in connection with the Company’s Initial Public Offering. All awards vested in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(2)
The market value of outstanding awards of restricted stock, RSUs and PRSUs is computed by using the closing price of a share of the Company’s common stock on December 31, 2018, which was $25.45, and for PRSUs, assumes achievement of the target level of performance conditions.

(3)
Award of RSUs was granted on March 2, 2015 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date. Award of RSUs for Dennis Schemm was granted on May 5, 2015 and vests also in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)	Award of RSUs was granted on March 11, 2016 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(5)	Award of RSUs was granted on February 22, 2017 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(6)
Award of PRSUs granted on February 22, 2017 and vests on December 31, 2019 with the exact number of PRSUs earned subject to the achievement of certain performance conditions through December 31, 2018. The number of PRSUs earned will vary from 0% to 200% of the number of PRSUs awarded, depending on the Company's performance relative to a cumulative two year EBITDA target for 2017 and 2018. These 2017 PRSUs were paid out at 91.4% of target.

(7)	Award of RSUs was granted on February 20 and 21, 2018 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(8)
Award of PRSUs granted on February 20 and 21, 2018 and vests on December 31, 2020 with the exact number of PRSUs earned subject to the achievement of certain performance conditions through December 31, 2018. The number of PRSUs earned will vary from 0% to 240% of the number of PRSUs awarded, depending on the Company's performance relative to a cumulative two year EBITDA target for 2018 and 2019 and application of a TSR modifier of +/- 20%.

2018 Option Exercises and Stock Vested
The following table shows the number of shares acquired upon vesting of restricted stock, RSUs and PRSUs for each of our NEOs during the year ended December 31, 2018. One of our NEOs exercised stock options during 2018.

NEO	Position	Stock Options		Stock awards
		Number of options acquired on vesting (#)	Value realized on vesting (1) $	Number of shares acquired on vesting (#)	Value realized on vesting (1)($)
James Bachmann	President and Chief Executive Officer	—	—	45,655	1,189,416
Dennis Schemm	SVP, Chief Financial Officer	—	—	19,742	513,577
Timothy Power	SVP, General Counsel and Secretary	—	—	15,107	393,136
Bruce Major	SVP, Manufacturing and Supply Chain	—	—	12,607	326,337
Dennis Romps	SVP, Chief Accounting Officer and Corporate Controller	7,500	166,875	13,912	361,957

(1)
Stock option value is determined by multiplying (i) the number of options exercised by (ii) the difference between the closing market price of our common stock on the exercise date and the exercise price of the options. Stock award value realized is determined by multiplying (i) the closing market price of our common stock on the vesting date by (ii) the number of shares of common stock that vested on that date. In some cases, the actual value realized by the executive may be lower due to the withholding of shares to cover any associated tax or exercise price obligations

Potential Payments upon Involuntary Termination or Change-in-Control
Executive Severance and Change in Control Plan
As described above, we maintain the Continental Building Products, Inc. Amended and Restated Executive Severance and Change in Control Plan (the "Severance Plan"), under which certain of our executives, including all of our NEOS are entitled to certain payments and benefits in the event of a termination without Cause or resignation with Good Reason both in connection with and outside the context of a Change in Control (as defined in the Severance Plan).
The Severance Plan defines "Cause" as a Participant’s (a) willful and continued failure to substantially perform assigned duties for the Company (other than any such failure resulting from the Participant's disability) if such failure to perform is not fully cured by the Participant within ten (10) days after he or she receives written notice of such failure from the Company; (b) gross misconduct which is materially and demonstrably injurious to the Company; (c) willful violation of any of the covenants contained in Article 8 of the Severance Plan; (d) conviction of, or plea of nolo contendere, to (i) a felony or (ii) any other crime which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company; (e) commission of an act of misappropriation, fraud, embezzlement, or material breach of fiduciary duty to the Company; or (f) a material violation of the Company's code of conduct or any other policy of the Company that applies to the Participant.
The Severance Plan defines "Good Reason" as any of the following to which a Participant has not consented in writing: (a) a material diminution in the Participant's Base Salary; (b) a material diminution in the Participant's authority, duties, or responsibilities; (c) the relocation of the Participant to a facility or a location more than fifty (50) or more miles from the Participant's principal business location at which the Participant must perform services for the Company; or (d) any other action or inaction that constitutes a material breach of the terms of the Severance Plan; provided however, that such events shall not constitute grounds for Good Reason termination unless such Participant has provided notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence, the Company has been provided thirty (30) days to remedy the condition, and such Participant terminates his or her employment with the Company within ninety (90) days following the expiration of such cure period to the extent the condition remains uncured.

In the event that an NEO were terminated without Cause or for Good Reason within 24 months following a Change in Control, then, in addition to previously accrued obligations, the NEO would be entitled to receive:

•	A lump sum severance payment equal to 100% (or 200% in the case of Mr. Bachmann) of the sum of the executive’s then current annual base salary and annual target bonus opportunity;

•	Payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance;

•
Continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for Mr. Bachmann) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such continued coverage cannot be provided); and

•
If such awards are not adequately replaced (as described in the Severance Plan), accelerated vesting of all outstanding equity awards, with unearned performance awards granted before January 1, 2017 deemed earned at target level and unearned performance awards granted on or after January 1, 2017, full vesting in accordance with the award documents, which generally provide for vesting based on actual performance.

All payments are generally to be made within 60 days following the date of termination, except the pro-rated annual bonus which is payable at the same time annual bonuses are paid to other senior executives of the Company. All payments under the Severance Plan are subject to reduction in the event that such payments, when combined with all other payments and benefits to be provided to the executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, and the net after tax-amount to be received by the executive would be less than had the payments been reduced so as to avoid imposition of the excise tax.
In the event that a NEO were terminated without Cause or resigns for Good Reason not in connection with a Change in Control (or not within 24 months following a Change in Control), then, in addition to previously accrued obligations, the NEO will be entitled to receive:

•
Severance payments over 12 months (or 24 months in the case of Mr. Bachmann) in an aggregate amount equal to 100% (or 200% in the case of Mr. Bachmann) of such executive’s then current annual base salary;

•	Payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance;

•
Continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for Mr. Bachmann) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such continued coverage cannot be provided); and

•
Pro-rata vesting of all outstanding stock options and stock appreciation rights based on the number of days the executive was employed during the vesting period over the total number of days in the vesting period, forfeiture of all unvested shares of restricted stock and RSUs, and pro-rata vesting of any unearned performance awards based on the number of days the executive was employed during the performance period over the total number of days in the performance period and actual performance through the completion of the performance cycle.

Any payments under the Severance Plan are conditioned upon (1) the executive's execution of a separation agreement including a general release of claims, and (2) the executive's compliance with confidentiality, non-competition, non-solicitation, intellectual property and non-disparagement covenants contained in the Severance Plan. Any payments made under the Severance Plan are also subject to the Company’s clawback policy.
Equity Award Agreements
Under the standard terms of our equity award agreements, any then unvested RSU awards accelerate and become fully vested upon an NEO's termination of employment due to death, disability, or retirement after age 65. In addition, upon such termination events, NEOs will vest in a pro-rated number of PRSUs based on the number of days the executive was employed between the grant date and the vesting date (with such vesting occurring on the date that the Committee certifies actual performance with respect to the PRSUs for any unearned awards).
Potential Payments Upon Termination
The following table summarizes the payments and benefits that each NEO would have been eligible to receive upon his termination of employment under the various circumstances described above as of December 31, 2018. These estimated amounts assume that the relevant termination of employment occurred on December 31, 2018 and the value of any equity award accelerated vesting is based on the $25.45 closing market price of our common stock on December 31, 2018.

The table below does not reflect any accrued wages, unused vacation pay or other paid time off, or the intrinsic value (as of December 31, 2018) of any outstanding stock options, RSUs or PRSUs held by the NEO that were vested on that date. In addition, this table assumes that no reduction in amounts is required to comply with the Code Section 4999 cutback provisions under the Severance Plan described above.
Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change in control occur during the year will differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, our stock price, target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age and prevailing tax rates.

Payments and Benefits Upon Separation	Retirement(1), Death or Disability Termination ($)	Termination Without Cause or With Good Reason in Connection With Change in Control ($)	Termination Without Cause or With Good Reason Not in Connection With Change in Control ($)
James Bachmann President and Chief Executive Officer
Cash severance	—	2,307,200	1,153,600
Pro rata annual bonus	—	576,800	576,800
Equity award vesting acceleration(2)	2,581,472	3,106,077	1,307,419
Continued life, disability, medical, dental and vision benefits	—	41,843	41,843
Dennis Schemm SVP, Chief Financial Officer
Cash severance	—	549,733	314,133
Pro rata annual bonus	—	235,600	235,600
Equity award vesting acceleration(2)	938,262	1,086,716	513,400
Continued life, disability, medical, dental and vision benefits	—	21,125	21,125
Timothy Power SVP, General Counsel and Secretary
Cash severance	—	472,192	295,120
Pro rata annual bonus	—	177,072	177,072
Equity award vesting acceleration(2)	654,100	756,831	355,114
Continued life, disability, medical, dental and vision benefits	—	12,412	12,412
Bruce Major SVP, Manufacturing and Supply Chain
Cash severance	—	480,000	300,000
Pro rata annual bonus	—	180,000	180,000
Equity award vesting acceleration(2)	643,625	754,906	362,301
Continued life, disability, medical, dental and vision benefits	—	21,255	21,255
Dennis Romps SVP, Chief Accounting Officer and Corporate Controller
Cash severance	—	367,173	229,484
Pro rata annual bonus	—	137,690	137,690
Equity award vesting acceleration(2)	584,340	671,670	321,213
Continued life, disability, medical, dental and vision benefits	—	19,281	19,281

(1)	PRSUs vest in the event of a retirement only after age 65. None of our NEOs would have been eligible for such a retirement as of December 31, 2018.

(2)
In the event of a termination due to death or disability or in the case of a termination without cause or resignation with good reason not in connection with a change in control, a pro-rated portion of the 2018 PRSUs would become vested on the date in early 2020 that the Committee certified the Company’s performance over the 2018-2019 performance period based on actual performance over the period and the number of days the participant was employed over the performance period. In the table above, we have assumed that these awards would be earned at target level under such circumstances.

CEO Pay Ratio Disclosure
The 2018 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2018, other than the CEO, was $71,142. The CEO's 2018 annual total compensation was $2,354,915 and the ratio of these amounts was 33-to-1.
The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we continued to use the median employee that we identified for purposes of our 2017 pay ratio as we determined that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. We identified our employee population as of December 31, 2017 based on our payroll records including our Canadian employees as they represent more than 5% of the total employee population. We identified the median compensated employee using gross wages for 2017. The foreign exchange rate as of December 29, 2017 was used to calculate the Canadian employees' gross wages. The 2018 annual total compensation of the median employee (who was identified in 2017) and the 2018 annual compensation of the CEO was used for the CEO Pay Ratio calculation for 2018.

SECURITY OWNERSHIP
The following table presents information concerning the beneficial ownership of the shares of our common stock by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Unless indicated otherwise below, ownership information is as of March 8, 2019. The applicable percentages set forth below are based on shares outstanding as of March 8, 2019.
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of March 8, 2019 are considered outstanding and beneficially owned by the person holding the options, warrants or other equity awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.

	Shares of common stock beneficially owned
Name of Beneficial Owner	Shares of common stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder
The Vanguard Group (1)	5,091,065	13.8%
Capital World Investors (2)	2,780,700	7.5%
BlackRock, Inc. (3)	2,684,833	7.3%
Macquarie Group Limited (4)	2,334,704	6.3%
Named Executive Officers
James Bachmann (5)	107,305	*
Dennis Schemm (6)	27,125	*
Bruce Major (7)	15,611	*
Timothy Power (8)	38,906	*
Dennis Romps (9)	22,621	*
Directors
Edward Bosowski (10)	20,421	*
Michael Keough	9,397	*
Michael O. Moore (11)	15,257	*
Ira Strassberg	5,151	*
Jack Sweeny (12)	15,528	*
Chantal Veevaete	9,397	*

All current directors and executive officers as a group (13 persons) (15)	293,375	*

*	Represents less than one percent.

(1)
The information regarding the beneficial ownership of The Vanguard Group is based on the Schedule 13G/A filed with the SEC thereby on February 11, 2019. The Vanguard Group has sole voting power with respect to 76,847 shares, shared voting power with respect to 2,199 shares, sole dispositive power with respect to 5,015,920 shares and shared dispositive power with respect to 75,145 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(2)
The information regarding the beneficial ownership of Capital World Investors is based on the Schedule 13G/A filed with the SEC thereby on February 14, 2019. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)
The information regarding the beneficial ownership of BlackRock, Inc. is based on the Schedule 13G /A filed with the SEC thereby on February 4, 2019. BlackRock has sole voting power with respect to 2,587,696 shares, shared voting power with respect to no shares, sole dispositive power with respect to 2,684,833 shares and shared dispositive power with respect to no shares. The address for BlackRock.is 55 East 52nd Street, New York, NY 10055.

(4)
The information regarding the beneficial ownership of Macquarie Group Limited is based on the Schedule 13/G filed with the SEC on February 14, 2019 jointly with Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Funds Managment Hong Kong Limited. According to this Schedule 13G, Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust each has sole voting power with respect to 2,327,034 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,327,034 shares, and shared dispositive power with respect to 0 shares, Macquarie Funds Management Hong Kong Limited has sole voting power with respect to 0 shares, and sole dispositive power with respect to 1,000 shares and shared dispositive power with respect to 0 shares, and neither Macquarie Group Limited nor Macquarie Bank Limited has any sole or shared voting or dispositive power with respect to any shares. The address for the reporting persons is 2005 Market Street, Philadelphia PA 19103.

(5)	Includes 15,000 options to purchase shares of Company common stock and 4,698 RSUs that will have vested within 60 days of March 8, 2019.

(6)	Includes 3,816 RSUs that will have vested within 60 days of March 8, 2019.

(7)	Includes 1,547 RSUs that will have vested within 60 days of March 8, 2019.

(8)	Includes 7,500 options to purchase shares of Company common stock and 1,532 RSUs that will have vested within 60 days of March 8, 2019.

(9)	Includes 7,500 options to purchase shares of Company common stock and 1,421 RSUs that will have vested within 60 days of March 8, 2019.

(10)	Includes 2,500 options to purchase shares of Company common stock.

(11)	Includes 2,500 options to purchase shares of Company common stock.

(12)	Includes 2,500 options to purchase shares of Company common stock.

(13)	Includes 37,500 options to purchase shares of Company common stock and 14,020 RSUs that will have vested within 60 days of March 8, 2019 for all current officers and directors as a group.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company's knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company's directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for the fiscal year ended December 31, 2018, except that each of Edward Bosowski and Dennis Schemm each filed late one Form 4 reporting a single transaction and David Briggs, Dennis Romps and Timothy Power each filed two late Form 4s reporting two transactions.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers as of the date hereof:

Name	Age	Position
James Bachmann	50	President, Chief Executive Officer and Director
Dennis Schemm	53	Senior Vice President and Chief Financial Officer
Thomasina Kennedy	56	Senior Vice President Human Resources
Bruce Major	54	Senior Vice President Manufacturing and Supply Chain
Timothy Power	59	Senior Vice President, General Counsel and Secretary
Dennis Romps	51	Senior Vice President, Corporate Controller and Chief Accounting Officer
David Briggs	56	Senior Vice President of Sales
Executive Officers
James Bachmann - Mr. Bachmann has served as our President and Chief Executive Officer since January 2015 and has been a member of our Board of Directors since March 2015. Mr. Bachmann served as our Chief Financial Officer from January 2014 to May 2015 and also briefly served as our interim Chief Executive Officer from November 2014 to January 2015. Prior to becoming our Chief Financial Officer in January 2014, Mr. Bachmann served as Chief Financial Officer of Lafarge USA and co-Chief Financial Officer of Lafarge from November 2012 through December 31, 2013. He served as Senior Vice President Finance - Investor Relations of Lafarge S.A. from January 2008 through October 2012, Senior Vice President and Controller of Lafarge from November 2005 to June 2006, Vice President Finance - Aggregates, Concrete, and Asphalt Division of Lafarge from February 2004 to November 2005, Vice President Controller of the Gypsum Division of Lafarge from May 2002 to February 2004, and worked at Arthur Andersen from September 1990 to April 2002. Mr. Bachmann received a BSBA from Georgetown University.
Dennis Schemm - Mr. Schemm has served as our Senior Vice President and Chief Financial Officer since May 2015. He previously served from 2013 to 2015 as Vice President of Global Finance for Armstrong Flooring, a division of Armstrong Worldwide, where he oversaw the division's financial and accounting functions. Prior to this role, from 2011 to 2013, Mr. Schemm served as Director of Global Financial Planning & Analysis at Gilbarco Veeder Root, a Danaher Corporation, where he was responsible for operational and strategic planning and provided financial leadership for global operations and R&D. From 1999 to 2011, Mr. Schemm served in various financial capacities including Corporate Controller and Finance Director across various divisions of Monsanto Company, where he gained broad experience in internal controls, SEC reporting, corporate finance, treasury and investor relations. Mr. Schemm started his career at Bell Atlantic and PricewaterhouseCoopers. Mr. Schemm holds BS degrees in Accounting and Computer Science from Penn State University and an MBA from Carnegie Mellon University.
Thomasina Kennedy - Ms. Kennedy has served as our Senior Vice President Human Resources since May 2017. From September 2016 through April 2017 she was self-employed providing consulting services on human resources matters to various clients. She served as Vice President of Human Resources for Rain for Rent, a provider of temporary liquid handling solutions, from March 2014 through September 2016, Director of Human Resources for CHEP USA, a provider of supply chain solutions, from March 2006 through July 2013 and in Human Resources leadership roles at Coca-Cola Enterprises prior to that. She holds a BA degree in Psychology from State University of New York at Stony Brook, an MS in Industrial and Labor Relations from Cornell University/Baruch College and several certifications in assessment and coaching.
Bruce Major - Mr. Major has served as our Senior Vice President Manufacturing and Supply Chain since January 2018. He previously served as Senior Vice President Manufacturing and Strategic Sourcing of the Company from March 2017 to January 2018 and from January 2016 to March 2017 he served as Vice President Strategy and Strategic Sourcing of the Company. He previously served as Vice President, Manufacturing for the North American Cement business of Lafarge from November 2011 until October 2015, as Senior Vice President Manufacturing for the Gypsum business of Lafarge in Avignon, France from September 2010 until October 2011 and as Vice President Manufacturing for the North American Gypsum business of Lafarge between May 2007 and September 2010. Prior to that, Mr. Major held several plant management positions in the United States, United Kingdom and Saudi Arabia with Lafarge, National Titanium Dioxide and ICI Chemicals. Mr. Major received a Master’s degree in Engineering Science from the University of Oxford, UK.

Timothy Power - Mr. Power has served as our Senior Vice President, General Counsel and Secretary since August 2013. He previously served as Vice President and Associate General Counsel of Lafarge from April 2005 through August 2013, and as Assistant General Counsel of Lafarge from September 1999 through April 2005. He is a member of the New York and District of Columbia bars. Prior to his employment at Lafarge, he was an associate at Shearman & Sterling in New York, and at White & Case in Moscow, Russia, among other positions. He received a BA and a JD from Vanderbilt University.
Dennis Romps - Mr. Romps has served as our Chief Accounting Officer since January 2015 and our Senior Vice President and Corporate Controller since January 2014. He previously served as our Chief Financial Officer from August 2013 to December 2013, as Co-Chief Financial Officer of Lafarge from December 2006 through August 2013, as Vice President of Finance and Information Technology of the gypsum division of Lafarge from January 2012 through August 2013, as Vice President of Finance and Supply Chain of the gypsum division of Lafarge from January 2011 through December 2011 and as Vice President of Finance of the gypsum division of Lafarge from 2005 through December 2010. Mr. Romps received a BA from Michigan State University and an MBA from Kellogg - Northwestern University. He is a Certified Public Accountant.
David Briggs - Mr. Briggs has served as our Senior Vice President of Sales since February 2019. Previously he served as our Vice President of Sales from November 2017 to February 2019. Prior to that, he served as our General Manager - Southeast from March 2017 to November 2017 and our Regional Sales Manager April 2012 to February 2017. From March 2007 to March 2012, he held various positions within Continental and Lafarge North America Inc. Prior to joining Lafarge in March 2007, he worked for Dietrich Metal Framing for over 21 years, including in his last role with Dietrich as a Regional Sales Manager, where he was responsible for bringing together four manufacturing locations within his Region. Mr. Briggs is a graduate of Thiel College with Bachelor of Arts degree in Psychology.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have implemented a written policy pursuant to which our Board of Directors or the Audit Committee will review and approve transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving any transaction with a related party, our Board of Directors or Audit Committee (in each case, composed of disinterested directors), as applicable, will consider the material facts as to the related party's relationship with the Company or interest in the transaction.
Director Indemnification Agreements
The Company's Bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. The indemnification agreement was approved prior to the implementation of the policy described above.

STOCKHOLDERS' PROPOSALS
Only stockholders meeting certain criteria outlined in the Company's Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company's Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2020 annual meeting of stockholders must be submitted to the Company no earlier than January 2, 2020 and no later than February 1, 2020. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company's Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at its principle executive offices at Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170. If timely notice of a matter is not received by the Company (or if notice is timely but the stockholder fails to satisfy the requirements of SEC Rule 14a-4), then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the matter is raised at the annual meeting.
In order to be included in the Company's Proxy Statement and form of proxy relating to the 2020 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than , 2019.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
This process of householding will continue until you are notified otherwise or until you request otherwise. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company, to which the Company will respond promptly, should be addressed in writing to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations, telephone number (703) 480-3800.
ADDITIONAL INFORMATION
The Company's annual audited financial statements and review of operations for fiscal 2018 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. A copy of the 2018 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. You can also access a copy of our 2018 Annual Report on Form 10-K on the Company's website at www.continental-bp.com. The Company will furnish without charge a copy of the 2018 Form 10-K, including the financial statements and any schedules thereto or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to the 2018 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.

OTHER BUSINESS
The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Timothy Power
Senior Vice President, General Counsel and Secretary
Herndon, Virginia
March , 2019

APPENDIX A - PROPOSED CERTIFICATE AMENDMENTS
Below are the Articles from the Company’s current Amended and Restated Certificate of Incorporation marked to show the Proposed Certificate Amendments:
ARTICLE V
BOARD OF DIRECTORS
Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of not fewer than three nor more than 15 directors, the exact number to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors then in office; provided, however, that it is not less than one-third of the total number of directors then authorized.
Section 5.2 Classification; Vacancies; Removal.
(a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the Preferred Stock Directors)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the effectiveness of this Section 5.2 and ending with third annual meeting of stockholders following the effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. Beginning with the fourth annual meeting of stockholders following the effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a one-year term and until the election and qualification of their respective successor in office. In case of any increase or decrease, from time to time prior to the sixth annual meeting of stockholder following the effectiveness of this Section 5.2, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.
(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office and entitled to vote thereon, even though less than a quorum of the Board of Directors, or by the sole remaining director~~; provided, however, that so long as Lone Star Fund VIII (U.S.), L.P., a Delaware limited partnership, and its Affiliates (as defined in Section 11.5) (collectively, the Lone Star Entities) beneficially own, in the aggregate, at least 50% of the voting power of the stock outstanding and entitled to vote generally in the election of directors, any such newly created directorships or vacancies shall, unless otherwise provided by law, be filled solely by the affirmative vote of holders of a majority of the voting power of the stock outstanding and entitled to vote thereon~~. Any director so chosen shall hold office until the next election of directors of the class for which such director shall have been chosen, as applicable, and until his successor shall have been elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
~~(c) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and unless otherwise restricted by law, (i) prior to the date on which the Lone Star Entities cease to beneficially own, in the aggregate, a majority of the voting power of the stock outstanding and entitled to vote generally in the election of directors, any director, or the entire Board of Directors, may be removed from office, with or without cause upon the affirmative vote of holders of a majority of the voting power of the stock outstanding and entitled to vote thereon, and (ii) on and after the date on which the Lone Star Entities cease to beneficially own, in the aggregate, a majority of the voting power of the stock outstanding and entitled to vote generally in the election of directors, any director, or the entire Board of Directors, may be removed from office, only for cause and only upon the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon.~~
(c~~d~~) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
Section 5.3 Powers. Subject to the provisions of the DGCL and to any limitations in this Certificate of Incorporation relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 5.4 Election; Annual Meeting of Stockholders.
(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.
(b) Notice. Advance notice of nominations for the election of directors, and of business other than a nomination, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
(c) Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire, if applicable, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.
ARTICLE VI
STOCKHOLDER ACTION
~~Prior to the date on which the Lone Star Entities cease to beneficially own, in the aggregate, a majority of the voting power of the stock outstanding and entitled to vote generally in the election of directors, except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. References in this Article VI to written consent shall be deemed to include a telegram, cablegram or other electronic transmission consenting to an action to be taken if such transmission complies with Section 228(d) of the DGCL. On and after the date on which the Lone Star Entities cease to beneficially own, in the aggregate, a majority of the voting power of the stock outstanding and entitled to vote generally in the election of directors, e~~Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.
ARTICLE IX
AMENDMENT
Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation and in addition to any requirements of law, the affirmative vote of at least ~~66 2⁄3%~~ a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of this Certificate of Incorporation.

Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Except as otherwise provided in this Certificate of Incorporation or the Bylaws of the Corporation, and in addition to any requirements of law, the affirmative vote of at least ~~66 2⁄3%~~a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.
ARTICLE X
LIABILITY OF DIRECTORS
Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
~~Section 10.2 Transactions Involving the Lone Star Entities. Any Affiliate of the Lone Star Entities who serves as a director or officer of the Corporation shall be deemed to have fully satisfied and fulfilled his or her fiduciary duties to the Corporation and its stockholders with respect to any contract or transaction between the Corporation or any of its subsidiaries, on the one hand, and one or more Lone Star Entities, on the other hand, if: (a) the material facts as to such Affiliate’s and the Lone Star Entities’ relationship to or interest in such contract or transaction are disclosed or are known to the Board of Directors or a committee thereof consisting solely of disinterested directors of the Corporation, and the Board of Directors or such committee in good faith authorizes such contract or transaction by (i) in the case of the Board of Directors, the affirmative vote of a majority of the disinterested directors on the Board of Directors, even though less than a quorum of the Board of Directors, or (ii) in the case of such committee, the affirmative vote of a majority of the members of such committee; (b) the material facts as to such Affiliate’s and the Lone Star Entities’ relationship to or interest in such contract or transaction are disclosed or are known to the stockholders of the Corporation entitled to vote thereon, and such contract or transaction is specifically approved in good faith by vote of the stockholders (excluding the Lone Star Entities and any stockholder that has a material financial interest in the contract or transaction); or (c) such contract or transaction is fair as to the Corporation as of the time it enters into such contract or transaction.~~
Section 10.2~~3~~ Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
~~ARTICLE XI~~
~~COMPETITION AND CORPORATE OPPORTUNITIES~~
~~Section 11.1 General. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the Lone Star Entities may serve as directors or officers of the Corporation, (b) the Lone Star Entities and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (Non-Employee Directors) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Lone Star Entities, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.~~
~~Section 11.2 No Duty to Refrain, Communicate or Offer. None of (a) any Lone Star Entity or any of its Affiliates or (b) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (a) and (b) above being referred to, collectively, as Identified Persons and, individually, as an Identified Person) shall have any duty to refrain from directly or indirectly (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 11.3. In the event that any Identified Person acquires knowledge of a potential~~

~~transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.~~
~~Section 11.3 Corporate Opportunities Offered in Capacity as a Director of the Corporation. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director of the Corporation and the provisions of Section 11.2 shall not apply to any such corporate opportunity.~~
~~Section 11.4 Opportunities Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article III or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.~~
~~Section 11.5 Definitions. For purposes of this Certificate of Incorporation, (a) Affiliate shall mean (i) in respect of a Lone Star Entity, any Person that, (A) is directly or indirectly, controlled by such Lone Star Entity, controls such Lone Star Entity or is under common control with such Lone Star Entity or (B) is a principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (iii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation, and (b) Person shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.~~
~~Section 11.6 Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of Article X and this Article XI.~~
ARTICLE XI~~XII~~
FORUM FOR ADJUDICATION OF DISPUTES
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI~~XII~~.
If any provision of this Article XI~~XII~~ shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI~~XII~~ (including, without limitation, each portion of any sentence of this Article XI~~XII~~ containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
~~ARTICLE XIII~~
~~EFFECTIVE TIME~~
~~This Amended and Restated Certificate of Incorporation shall become effective as of 11:00 a.m. Eastern Daylight Time on Monday, February 3, 2014.~~

APPENDIX B - RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Non-GAAP Measures
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This release presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Directors' compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Year Ended December 31,
	2018	2017
	(unaudited, in thousands)
Net income	$74,244	$59,848
Adjustments:
Other expense, net	678	1,196
Interest expense, net	10,269	11,788
Losses from equity method investment	1,522	187
Provision for/(benefit from) income taxes	20,601	16,566
Depreciation and amortization	43,782	46,460
EBITDA - Non-GAAP measure	$151,096	$136,045
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP measure	28.6%	27.8%

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Year Ended December 31,
	2018	2017
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP measure	$74,244	$59,848
Debt related expenses, net of tax (1)	248	774
Impact of Tax Cuts and Jobs Act of 2017	—	(9,168)
Adjusted net income - Non-GAAP measure	$74,492	$51,454

Earnings per share - GAAP measure	$2.02	$1.55
Debt related expenses, net of tax (1)	—	0.02
Impact of Tax Cuts and Jobs Act of 2017	—	(0.24)
Adjusted earnings per share - Non-GAAP measure	$2.02	$1.33

(1)	Expenses related to debt repricing activities are shown net of income tax benefit of $0.2 million.

CONTINENTAL BUILDING PRODUCTS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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VOTE BY PHONE - 1-800-690-6903
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E64542-P20427

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CONTINENTAL BUILDING PRODUCTS, INC.

The Board of Directors recommends you vote FOR each nominee for director and FOR Proposals 2, 3, 4a and 4b.

Class I Director Nominees:	**For**	**Against**	**Abstain**
1a. Michael Keough	☐	☐	☐
1b. Chantal Veevaete	☐	☐	☐
Class II Director Nominees:			
1c. James Bachmann	☐	☐	☐
1d. Ira Strassberg	☐	☐	☐
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

	For	**Against**	**Abstain**
4a. For stockholder approval of future amendments to the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.	☐	☐	☐
4b. For removal of directors.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2018 Annual Report and Notice and Proxy Statement are available at www.materials.proxyvote.com/211171.

E64543-P20427

CONTINENTAL BUILDING PRODUCTS, INC.
Annual Meeting of Stockholders
May 1, 2019 8:30 AM

This proxy is solicited by the Board of Directors for use at the Annual Meeting

The stockholder(s) hereby appoint(s) James W. Bachmann and Timothy A. Power, or either of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CONTINENTAL BUILDING PRODUCTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on May 1, 2019, at Continental Building Products, Inc., 12950 Worldgate Drive, Herndon, VA 20170 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the persons nominated as director by the Board of Directors and "FOR" Proposals 2, 3, 4a and 4b, and in the discretion of the proxies with respect to any other matters that may properly come before the meeting and any adjournments or postponements thereof.

Continued and to be signed on reverse side